Exhibit 10.11

EXECUTION COPY

ST. LOUIS POST-DISPATCH LLC

$126,355,000

ADJUSTABLE RATE SENIOR NOTES DUE DECEMBER 31, 2015

NOTE AGREEMENT

Dated as of January 30, 2012

(Not Part of Agreement)

i

(continued)

(continued)

SCHEDULES AND EXHIBITS

SCHEDULE A	—	Purchaser Schedule
SCHEDULE 9C	—	Litigation
SCHEDULE 9D	—	Outstanding Debt
SCHEDULE 9F	—	Agreements Restricting Incurrence of Debt
SCHEDULE 9H	—	ERISA
SCHEDULE 9M	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

EXHIBIT A	—	Form of Note
EXHIBIT B	—	Form of Guaranty Agreement
EXHIBIT C	—	Form of Subsidiary Guaranty Agreement
EXHIBIT D	—	Form of Pledge Agreement
EXHIBIT E	—	Form of Security Agreement
EXHIBIT F	—	Form of Deeds of Trust
EXHIBIT G	—	Form of Trademark Security Agreements
EXHIBIT H	—	Form of Copyright Security Agreements
EXHIBIT I	—	Form of Compliance Certificate

ST. LOUIS POST-DISPATCH LLC

North Tucker Boulevard

St. Louis, Missouri 63101

As of January 30, 2012

TO EACH OF THE PURCHASERS

NAMED ON SCHEDULE A HERETO

$126,355,000 Adjustable Rate Senior Notes

Ladies and Gentlemen:

The undersigned, ST. LOUIS POST-DISPATCH LLC, a Delaware limited liability company (the “Company”), hereby agrees with each Purchaser as follows:

PARAGRAPH 1. BACKGROUND.

The Company entered into a certain Note Agreement, dated as of May 1, 2000, by and among the Company and each of the holders of notes issued thereunder, as amended by (a) that certain Amendment No. 1 to Note Agreement, dated as of November 23, 2004, (b) that certain Amendment No. 2 to Note Agreement, dated as of February 1, 2006, (c) that certain Amendment No. 3 to Note Agreement, dated as of November 19, 2008, (d) that certain Amendment No. 4 and First Amendment to Limited Waiver to Note Agreement and Guaranty Agreement, dated as of January 16, 2009, (e) that certain Limited Waiver and Amendment No. 5 to Note Agreement, dated as of February 18, 2009, (f) that certain Amendment No. 6 to Note Agreement, dated as of April 6, 2011 and (g) that certain Amendment No. 7 to Note Agreement, dated as of November 7, 2011 (as so amended and in effect immediately prior to the Petition Date (as defined below), the “Prepetition Note Agreement”), pursuant to which, among other things, the Company issued $306,000,000 in original principal amount of its Adjustable Rate Senior Notes due April 28, 2012 (as in effect immediately prior to the Petition Date (as defined below), the “Prepetition Notes”).

On December 12, 2011 (the “Petition Date”), Lee and certain of its Subsidiaries including the Company (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and continued in the possession of their property and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

On January 23, 2012, the Bankruptcy Court entered an order confirming the Second Amended Joint Prepackaged Plan of Reorganization for the Debtors, dated January 19, 2012 (as in effect on the date of confirmation thereof pursuant to the Confirmation Order of the

Bankruptcy Court and as it thereafter may be amended in accordance with the Pulitzer Support Agreement, the “Plan of Reorganization”).

In connection with the implementation of the Plan of Reorganization, and in full and complete satisfaction, settlement, release and discharge of any PD LLC Notes Claims, the Purchasers (as holders of all of the PD LLC Notes Claims) have agreed to become, or shall be deemed to become, parties to this Agreement on the terms and conditions set forth herein, on the Restructuring Closing Date.

Certain capitalized terms used in this Agreement are defined in paragraph 11; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

PARAGRAPH 2. AUTHORIZATION AND ISSUANCE OF NOTES.

2A. Authorization of Notes. Subject to paragraph 2B below, the Company will authorize the issue of its senior guaranteed promissory notes in the aggregate principal amount of $131,355,000, to be dated the date of issue thereof, to mature December 31, 2015, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the adjustable rate specified therein and on overdue payments at the rate specified therein, and to be substantially in the form of Exhibit A attached hereto (the “Notes”). The term “Notes” as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any other Note pursuant to any such provision.

2B. Issuance of Notes. Subject to the terms and conditions hereof and to give effect to the Plan of Reorganization and provide for the full and complete satisfaction, settlement, release and discharge of the PD LLC Notes Claims, the Company will issue to each Purchaser, at the closing provided for in paragraph 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A, in an aggregate principal amount of $126,355,000, provided, that such aggregate amount reflects the application of a prepayment of the Notes to be made substantially concurrently with the issuance of the Notes in accordance with paragraph 5C hereof in an aggregate principal amount equal to $5,000,000 with the funds paid to the Purchasers as contemplated by paragraph 4S hereof (the “Lee Prepayment”). For administrative convenience, the principal amount of the Notes identified on the cover page and on page 1 hereof, the principal amount of each of the Notes specified on Schedule A and the principal amount of each of the Notes issued to the Purchasers on the Restructuring Closing Date shall, in each case, be net of the portion of the Lee Prepayment allocable to each such Note, provided, that, if for any reason the Lee Prepayment is not made substantially concurrently with the issuance of the Notes, the aggregate amount of the Notes shall be $131,355,000.

PARAGRAPH 3. RESTRUCTURING CLOSING DATE.

This Agreement shall become effective, and the issuance of Notes provided for in paragraph 2B shall occur, on or before January 30, 2012 at the office of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022, so long as all of the conditions set forth in paragraph 4 hereof are fulfilled to the satisfaction of the Purchasers on or prior to such date (the date, if any, on or prior to January 30, 2012 that such conditions are so satisfied being referred to herein as the “Restructuring Closing Date”).

PARAGRAPH 4. CONDITIONS OF CLOSING.

The effectiveness of this Agreement is subject to the fulfillment to each Purchaser’s satisfaction of the following conditions (with each of the documents referred to below being in form, scope and substance reasonably satisfactory to the Purchasers; it is understood that a requirement to deliver any document to a Purchaser may be satisfied by delivering such document to the Purchasers’ counsel):

4A. Representations and Warranties. The representations and warranties of the Company and the other Credit Parties in this Agreement and the other Transaction Documents to which each such Person is a party shall be correct when made and at the time of the Closing.

4B. No Default. Both immediately before and after giving effect to the issuance of the Notes, no Default or Event of Default shall have occurred and be continuing.

4C. Compliance Certificates.

4C(1). Officer’s Certificates. Each of the Company and the Guarantor shall have delivered to each Purchaser an Officer’s Certificate, dated the Restructuring Closing Date, certifying, among other things, that the conditions specified in paragraphs 4A and 4B have been fulfilled.

4C(2). Secretary’s Certificates. Each Credit Party shall have delivered to each Purchaser a certificate of its Secretary or an Assistant Secretary or a Director or other appropriate Person, dated the Restructuring Closing Date, certifying as to (i) such Person’s organizational documents attached thereto, (ii) the resolutions attached thereto relating to the authorization, execution, delivery and performance by such Person of the Transaction Documents to which it is a party, and (iii) specimen signatures of the persons authorized to execute such documents on such Person’s behalf.

4D. Opinions of Counsel. Each Purchaser shall have received opinions, dated the Restructuring Closing Date (a) (i) from Sidley Austin LLP, as special counsel for the Guarantor and its Subsidiaries, and (ii) from Lane & Waterman LLP, general counsel for the Guarantor and its Subsidiaries, each covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers), (b) (i) Brownstein Hyatt Farber Schreck, LLP, special Nevada counsel for Santa Maria Times, Inc., (ii) Davis Wright Tremaine LLP, special Washington counsel for Flagstaff Publishing Co., Hanford Sentinel Inc. and Napa Valley Publishing Co., and special Oregon counsel to Southwestern Oregon Publishing Co., (iii) Parsons Behle & Latimer, special Utah counsel for Homechoice, LLC, and (iv) Snell & Wilmer, special Arizona counsel for Star Publishing, each covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request, and (c) (i) from Bingham McCutchen LLP, the Purchasers’ special counsel, and (ii) Bryan Cave LLP, the Purchasers’ special Missouri counsel, each in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.

4E. Transactions Permitted by Applicable Laws. On the Restructuring Closing Date, the issuance of the Notes and the consummation of the other transactions contemplated hereby shall not (a) violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (b) subject any Purchaser to any tax, penalty or liability or other onerous condition under or pursuant to any applicable law or governmental regulation. If requested by any Purchaser, such Purchaser shall have received an Officer’s Certificate from the Company certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine compliance with this condition.

4F. Consents and Approvals. All necessary corporate, governmental and third party approvals and consents in connection with the transactions contemplated by this Agreement shall have been obtained.

4G. Notes. Each Purchaser shall have received an original Note or Notes executed by the Company in favor of such Purchaser (as more particularly set forth in Schedule A).

4H. Guaranty Agreement. Each Purchaser shall have received a fully executed copy of the Guaranty Agreement substantially in the form of Exhibit B hereto, dated as of the Restructuring Closing Date, made by the Guarantor in favor of the holders from time to time of the Notes (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”).

4I. Subsidiary Guaranty. Each Purchaser shall have received a fully executed copy of the Subsidiary Guaranty Agreement, substantially in the form of Exhibit C hereto dated as of the Restructuring Closing Date, made by each Subsidiary Guarantor in favor of the holders from time to time of the Notes (as amended, restated, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty Agreement”).

4J. Credit Agreement. Each Purchaser shall have received a fully executed copy, certified by a Responsible Officer of the Company as true and complete, of the Exit Credit Agreement, among Lee, various lenders from time to time party thereto and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, dated as of the Restructuring Closing Date (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, the “Credit Agreement”). Each Purchaser shall have received evidence reasonably satisfactory to it that the conditions precedent to the effectiveness of the Credit Agreement have been satisfied and/or waived and that the Credit Agreement is in full force and effect.

4K. Second Lien Loan Agreement and Other Second Lien Debt Documents. Each Purchaser shall have received (i) a fully executed copy of the Second Lien Loan Agreement, dated as of the Restructuring Closing Date (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, except as otherwise specified herein, the “Second Lien Loan Agreement”), by and among Lee, Wilmington Trust, National Association, as administrative agent, and the lenders from time to time party thereto, and (ii) fully executed copies of all other Second Lien Debt Documents. Each Purchaser shall have received evidence reasonably satisfactory to it that the conditions precedent to the effectiveness of the Second Lien Loan Agreement have been satisfied and/or waived and that the Second Lien Loan Agreement is in full force and effect.

4L. Intercreditor Agreement. Each Purchaser shall have received a fully executed copy of the Intercreditor Agreement, dated as of the Restructuring Closing Date (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Intercreditor Agreement”), by and among the Purchasers, the lenders that are parties to the Second Lien Loan Agreement, the Collateral Agent, Wilmington Trust, National Association, as administrative agent for the lenders under the Second Lien Loan Agreement, and the Credit Parties.

4M. Collateral Documents. Subject to paragraph 6M, each Purchaser shall have received fully executed copies of each of the following Collateral Documents, each dated as of the Restructuring Closing Date:

4M(1). Pledge Agreement. A Pledge Agreement substantially in the form of Exhibit D attached hereto, duly executed by the Guarantor and certain Subsidiaries of the Guarantor in favor of the Collateral Agent for the benefit of the holders from time to time of the Notes (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”);

4M(2). Security Agreement. A Security Agreement substantially in the form of Exhibit E attached hereto, duly executed by the Guarantor, the Company and each of the other Subsidiaries of the Guarantor except for TNI Partners in favor of the Collateral Agent for the benefit of the holders from time to time of the Notes (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”);

4M(3). Deeds of Trust. (i) A Deed of Trust substantially in the form set forth as Exhibit F attached hereto (with such changes thereto as may be necessary under applicable state law), duly executed by the Company in favor of the Collateral Agent for the benefit of the holders from time to time of the Notes with respect to the property located at 11790 Dunlap Industrial Boulevard f/k/a 11790 Dunlap Industrial Boulevard, including 11631 Fairgrove Industrial Boulevard, 11675 Fairgrove Industrial Boulevard and 11695 Fairgrove Industrial Boulevard, Maryland Heights, St. Louis County, Missouri, and (ii) a Deed of Trust substantially in the form set forth as Exhibit F attached hereto, duly executed by the Company and STL Distribution Services LLC in favor of the Collateral Agent for the benefit of the holders from time to time of the Notes with respect to the property located at 900 N. Tucker Boulevard, St. Louis, Missouri (as such Deeds of Trust may be amended, restated, supplemented or otherwise modified from time to time, collectively, the “Deeds of Trust”);

4M(4). Trademark Security Agreements. Trademark Security Agreements substantially in the form of Exhibit G attached hereto, duly executed by any Obligor holding one or more trademarks (as the same may be amended, restated, supplemented or otherwise modified from time to time, collectively, the “Trademark Security Agreements”);

4M(5). Copyright Security Agreements. Copyright Security Agreements substantially in the form of Exhibit H attached hereto, duly executed by any Obligor holding one or more copyrights (as the same may be amended, restated, supplemented or otherwise modified from time to time, collectively, the “Copyright Security Agreements”);

4M(6). Account Control Agreement. A deposit account control agreement in form and substance reasonably satisfactory to the Purchasers, duly executed by the Guarantor, with respect to the operating deposit account of the Guarantor maintained at U.S. Bank National Association (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Account Control Agreement”);

4M(7). Collateral Agency Agreement. A Collateral Agency Agreement in form and substance reasonably satisfactory to the Purchasers, duly executed by the Collateral Agent and the other Purchasers, together with evidence reasonably satisfactory to such Purchaser that all fees thereunder required to be paid to the Collateral Agent on the Restructuring Closing Date have been paid; and

4M(8). Other Documents. Such other documents, instruments and agreements as any of the Purchasers may reasonably request to grant to the Collateral Agent first priority perfected Liens on the Collateral.

4N. Lien Searches/Evidence of First Priority Liens. Each Purchaser shall have received from the Company such Lien searches as it has reasonably requested and evidence reasonably satisfactory to the Required Holders of the creation and perfection of valid, first priority Liens on the Collateral in favor of the Collateral Agent securing the Secured Obligations pursuant to the Collateral Documents, free and clear of all other Liens (other than Permitted Liens).

4O. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

4P. [Reserved].

4Q. Consent Fees.

(i) On or prior to one Business Day after the Plan Support Effective Date, the Company shall have paid in cash a fee to each Consenting Noteholder in an amount equal to .50% of the outstanding principal amount of such Consenting Noteholder’s Prepetition Notes as of December 2, 2011 (before giving effect to any prepayment of the Notes made, or required to be made, on or after such date).

(ii) On the Restructuring Closing Date, the Company shall pay a fee in an amount equal to 1.00% of the outstanding principal amount of each Consenting Noteholder’s Prepetition Notes as of December 2, 2011 (before giving effect to any prepayment of the Notes made, or required to be made, on or after such date).

4R. Evidence of Termination of Certain Accounts and Transfer of Funds. Each Purchaser shall have received from the Company reasonably satisfactory evidence that the Restricted Cash Reserve Account and the Excess Cash Flow Reserve Account (collectively, the

“Accounts”) shall have been terminated and the outstanding balance on deposit in the Asset Sale Proceeds Reserve Account shall have been reduced to an amount not exceeding $500.

4S. Lee Prepayment. On or prior to the Restructuring Closing Date, the Company shall have paid to the Purchasers an amount equal to $5,000,000 using only funds provided by Lee to the Company on or prior to such date, and such amount shall be applied as a prepayment of the Notes substantially concurrent with the issuance thereof in accordance with paragraph 2B hereof.

4T. Tax Sharing Agreement. Each Purchaser shall have received (i) a copy of a tax sharing agreement among the Pulitzer Entities and Lee, dated the date hereof, in form and substance reasonably satisfactory to such Purchaser (the “Tax Sharing Agreement”) and (ii) reasonably satisfactory evidence that the Tax Sharing Agreement is in full force and effect.

4U. Star Intercompany Obligations. Each Purchaser shall have received evidence reasonably satisfactory to it that the Star Intercompany Notes have been canceled and no liability remains outstanding in respect thereof.

4V. Confirmation Order. The Confirmation Order shall be in form and substance reasonably satisfactory to the Required Consenting Noteholders (as such term is defined in the Pulitzer Support Agreement) and shall have been entered, shall not be subject to any stay or injunction, and the conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied (or waived) to the reasonable satisfaction of the Required Consenting Noteholders. The Company shall have delivered an Officer’s Certificate to the Purchasers certifying and attesting that, as of the Restructuring Closing Date, the Confirmation Order has not been stayed in any manner.

4W. Payment of Fees and Expenses. Without limiting the provisions of paragraph 12B, the Company shall have paid, on or before the Restructuring Closing Date, all outstanding fees and expenses of (a) Bingham McCutchen LLP, the Purchasers’ special counsel, (b) special local counsel to the Purchasers, and (c) Conway, Del Genio, Gries & Co., LLC, as financial advisor to the Purchasers, in each case to the extent reflected in a statement delivered to the Company at least one Business Day prior to the Restructuring Closing Date.

4X. Herald Redemption Agreement. Each Purchaser shall have received a copy of a Redemption Agreement, dated as of the Restructuring Closing Date, duly executed by the Company, STL Distribution Services LLC, a Delaware limited liability company, The Herald Publishing Company, LLC, a New York limited liability company, the Guarantor and Pulitzer Technologies, Inc., a Delaware corporation, substantially in the form of the Redemption Agreement entered into by such Persons as of February 18, 2009.

4Y. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to each Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

PARAGRAPH 5. PREPAYMENTS.

5A. Mandatory Scheduled Prepayments. On March 20, 2012 and on the 20th day of each June, September, December and March thereafter to and including December 20, 2015, the Company will prepay the Notes at par and without payment of the Yield-Maintenance Amount or any premium in accordance with the following schedule:

DATES	MANDATORY SCHEDULED PREPAYMENT AMOUNTS

December 20th in each Fiscal Year of the Company	$800,000 minus the Reduction Amount for the Fiscal Year in which such date falls (but not, in any event, less than zero)

March 20th in each Fiscal Year of the Company	$2,400,000 minus the Reduction Amount for the Fiscal Year in which such date falls (but not, in any event, less than zero)

June 20th in each Fiscal Year of the Company	$4,400,000 minus the Reduction Amount for the Fiscal Year in which such date falls (but not, in any event, less than zero)

September 20th in each Fiscal Year of the Company	$6,400,000 minus the Reduction Amount for the Fiscal Year in which such date falls (but not, in any event, less than zero)

The Company shall pay the entire remaining outstanding principal amount of the Notes on December 31, 2015.

5B. Excess Cash Flow Sweep. On or prior to the 45th day after the last day of each fiscal quarter of the Guarantor (commencing with the first fiscal quarter ending closest to March 31, 2012 through and including the last day of the fiscal quarter ending closest to September 30, 2015), the Company will prepay a principal amount of Notes (an “Excess Cash Flow Sweep Prepayment”) equal to the greater of (a) zero and (b) an amount equal to (i) 75% of Available Excess Cash Flow for such fiscal quarter (rounded down to the nearest $10,000 increment), plus (ii) if, after giving effect to a pro forma reduction of Unrestricted Cash as a result of any prepayment required to be made with respect to such fiscal quarter pursuant to the foregoing clause (i), the aggregate amount of Unrestricted Cash held by the Guarantor and its Subsidiaries as at the last day of such fiscal quarter exceeds $20,000,000, an amount equal to 100% of such excess amount (rounded down to the nearest $10,000 increment). The Excess Cash Flow Sweep Prepayment shall be made at par and without payment of the Yield-Maintenance Amount or any premium. Simultaneously with each prepayment made pursuant to this paragraph 5B, the Company shall deliver to each holder of Notes the calculation, in reasonable detail, of the amount of the Excess Cash Flow Sweep Prepayment as of such prepayment date.

5C. Optional Prepayments.

(i) Notwithstanding anything herein to the contrary, the Notes shall be subject to prepayment, in whole at any time or from time to time in part (in a minimum principal amount of $250,000 and integral multiples of $100,000 above that amount) at the option of the Company, at 100% of the principal amount so prepaid, but without payment of the Yield-Maintenance Amount or any premium.

(ii) The Company shall give the holder of each Note notice (which may be by telephone or e-mail) of any prepayment pursuant to paragraph 5C(i) not less than 3 Business Days prior to the prepayment date (which shall be a Business Day), specifying such prepayment date and the principal amount of the Notes, and of the Notes held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 5C(i). Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice (but without the Yield-Maintenance Amount or any premium) shall become due and payable on such prepayment date unless such notice of prepayment shall be rescinded by the Company on or before such prepayment date.

5D. Asset Sale Prepayments. Within 5 Business Days of each date on or after the Restructuring Closing Date upon which the Guarantor or any of its Subsidiaries receives any Asset Sale Proceeds, the Company will prepay a principal amount of Notes (an “Asset Sale Prepayment”) in an amount equal to 100% of the Asset Sale Proceeds (rounded down to the nearest $10,000 increment) received on such date in accordance with the requirements of paragraphs 5F and 5G. The Company agrees that, on any Business Day on which the Guarantor or any of its Subsidiaries receives any Asset Sale Proceeds, it will cause such Asset Sale Proceeds to be deposited into the Asset Sale Proceeds Reserve Account, unless it makes the prepayment contemplated by the preceding sentence on such Business Day.

5E. Prepayment Upon Change of Control. Promptly and in any event within 5 Business Days after the occurrence of a Change of Control, the Company will give written notice thereof (a “Change of Control Notice”) to the holders of all outstanding Notes, which Change of Control Notice shall (i) refer specifically to this paragraph 5E, (ii) describe the Change of Control in reasonable detail and specify the Change of Control Prepayment Date and the Response Date (as respectively defined below) in respect thereof and (iii) offer to prepay all outstanding Notes at the price specified below on the date therein specified (the “Change of Control Prepayment Date”), which shall be a Business Day not more than 15 days after the date of such Change of Control Notice. Each holder of a Note will notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on or before the date specified in such Change of Control Notice (the “Response Date”), which specified date shall be a Business Day not less than 7 days nor more than 12 days after the date of such Change of Control Notice. The Company shall prepay on the Change of Control Prepayment Date all of the outstanding Notes held by the holders as to which such offer has been so accepted (it being understood that failure of any holder to accept such offer on or before the Response Date shall be deemed to constitute acceptance by such holder), at the principal amount of each such Note, together with interest accrued thereon to the Change of Control Prepayment Date but without payment of the Yield-Maintenance Amount or any premium. If any holder shall reject such offer on or before the Response Date, such holder shall be deemed to have waived its rights under this paragraph 5E to require prepayment of all Notes held by such holder in respect of such Change of Control but not in respect of any subsequent Change of Control. For purposes of this paragraph 5E, any holder of more than one Note may act separately with respect to each Note so held (with the effect that a holder of more than one Note may accept such offer with respect to one or more Notes so held and reject such offer with respect to one or more other Notes so held).

5F. Application of Certain Prepayments. Any prepayment of the Notes pursuant to any provision hereof (other than paragraph 5E hereof) shall be applied to reduce the minimum cumulative principal prepayments required by paragraph 5A in the order of maturity of such prepayments under paragraph 5A, provided that, for the avoidance of doubt, the foregoing portion of this sentence shall not apply to any prepayment that is made pursuant to paragraph 5A or that is part of the Reduction Amount to the extent applied to reduce such minimum cumulative principal prepayments. Any prepayment of the Notes pursuant to paragraph 5E shall be applied ratably to reduce the minimum cumulative principal prepayments required by paragraph 5B (including, without limitation, the payment due on the maturity date of the Notes).

5G. Partial Payments Pro Rata. Upon any partial prepayment of the Notes pursuant to any provision hereof (other than paragraph 5E), the principal amount so prepaid shall be allocated to all Notes at the time outstanding in proportion to the respective outstanding principal amounts thereof.

5H. Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or any Company Affiliate to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to this paragraph 5 or upon acceleration of such final maturity pursuant to paragraph 8A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder.

5I. Use of Debt to Make Prepayment. No prepayment of less than the entire outstanding principal amount of the Notes will be made with the proceeds of any Debt incurred by the Guarantor, the Company or any of the Guarantor’s other Subsidiaries, except unsecured Debt subordinated to payment of the Notes on terms and conditions satisfactory to the Required Holders.

5J. Prepayment of Interest upon Payment in Full of Notes. Any payment or prepayment of any Notes pursuant to this paragraph 5 which results in the payment or prepayment of the entire outstanding principal amount of such Notes shall be made together with all accrued and unpaid interest thereon as of the date of such payment or prepayment. No interest shall otherwise be paid together with any such payment or prepayment unless such payment or prepayment is made on a date when interest is scheduled to be paid.

PARAGRAPH 6. AFFIRMATIVE COVENANTS.

So long as any Note shall remain unpaid, the Company covenants as follows:

6A. Financial Statements. The Company will deliver or cause the Guarantor to deliver to each holder of a Note in duplicate or in electronic format (it being understood that the

Company need not duplicate delivery by the Guarantor of the financial statements or other items required to be delivered under Section 4.1 of the Guaranty Agreement):

(i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) of Lee in each fiscal year, a consolidating and consolidated statement of income and a consolidated statement of cash flows of the Guarantor and its Subsidiaries (including the Company) for such quarterly period and for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidating and consolidated balance sheet of the Guarantor and its Subsidiaries (including the Company) as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year (if applicable, in the case of the Company and its Subsidiaries), all in reasonable detail and certified by an authorized financial officer of Lee, subject to changes resulting from year-end adjustments;

(ii) as soon as practicable and in any event within 90 days after the end of each fiscal year of Lee, a consolidating and consolidated statement of income and a consolidating and consolidated balance sheet of the Guarantor and its Subsidiaries (including the Company) as at the end of such year and consolidated statements of cash flows and stockholders’ equity of the Guarantor and its Subsidiaries (including the Company) for such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in scope to the Required Holder(s) and, as to the consolidated statements, audited by independent public accountants of recognized standing selected by the Guarantor whose opinion shall be in scope and substance satisfactory to the Required Holder(s) and shall not in any event include any scope limitation or any going concern or other material qualification (except that such opinion for the Guarantor’s fiscal year ending in September 2015 may include a going concern limitation related to the refinancing of the Notes and/or the Debt outstanding under the Credit Agreement or the Second Lien Loan Agreement) and, as to the consolidating statements, certified by an authorized financial officer of Lee;

(iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Guarantor shall send to its stockholders and copies of all registration statements (without exhibits) and all reports (other than reports as to which the Guarantor shall receive confidential treatment) which the Guarantor or any Subsidiary (including the Company) files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(iv) promptly upon receipt thereof, a copy of each other report submitted to the Guarantor or any Subsidiary (including the Company) by independent accountants in connection with any annual, interim or special audit made by them of the books of the Guarantor or any Subsidiary (including the Company);

(v) within 30 days after the end of each fiscal month of Lee, the consolidated balance sheet of Lee and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income and, to the extent prepared, statements of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year;

(vi) to the extent prepared by the Company or the Guarantor, within 30 days after the end of each fiscal month of the Guarantor, consolidated and consolidating balance sheets of the Guarantor and its Subsidiaries as at the end of such fiscal month and the related consolidated and consolidating statements of income and cash flows for such fiscal month and for the elapsed portion of the Fiscal Year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior Fiscal Year;

(vii) no later than the first Business Day of every other week (beginning on the first Monday after the Restructuring Closing Date), a forecast for the succeeding 13-week period of the projected consolidated cash flows of (x) Lee and its Subsidiaries, and (y) the Guarantor and its Subsidiaries, each taken as a whole (such forecast to contain the same level of detail used in such forecasts delivered to the holders of the Prepetition Notes commencing in October, 2011), together with a variance report of actual cash flow for the immediately preceding period for which a forecast was delivered against the then current forecast for such preceding period;

(viii) promptly, and in any event within 45 days following the end of each fiscal quarter in each fiscal year of Lee, a written report of a Responsible Officer, in form and scope reasonably satisfactory to the Required Holders (such satisfaction to be presumed in the absence of an objection delivered to the Company within 30 days after the receipt of such report), setting forth a summary in reasonable detail of all Restricted Intercompany Charges, including cash and non-cash activities, organized by category of intercompany activity, by and among (x) Lee and its Subsidiaries (other than the Pulitzer Entities), on one hand, and the Pulitzer Entities, on the other hand, and (y) the Pulitzer Entities and Star Publishing, and a reconciliation of intercompany balances with respect to each of (x) and (y);

(ix) promptly, and in any event within 90 days following the end of each Fiscal Year (or following such shorter intervals as the same may be prepared), an update, in a directly comparable format, of the financial model delivered to the Purchasers on the Restructuring Closing Date, setting forth the projected financial performance of the Guarantor and its Subsidiaries for the current Fiscal Year (prepared on a month-by-month basis) and for each of the next four (4) Fiscal Years (prepared on an annual basis);

(x) promptly, and in any event within 45 days following the end of each Fiscal Year (or following such shorter intervals as the same may be prepared), a pension valuation/status report, in form and scope reasonably satisfactory to the Required Holders (such satisfaction to be presumed in the absence of an objection delivered to the Company within 30 days after the receipt of such update), setting forth in reasonable detail the extent to which the pension obligations of the Guarantor and its Subsidiaries are funded, together with revised projections of future cash payments in respect of such pension obligations;

(xi) promptly, and in any event within 30 days following the end of each fiscal month of Lee, a management report describing the financial performance and operations of Lee and its subsidiaries in a form consistent with, and containing the same level of detail as, reports made available to the holders of the Prepetition Notes commencing in October, 2011; and

(xii) with reasonable promptness, such other information and documents as any holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each holder a Compliance Certificate, substantially in the form of Exhibit I attached hereto, executed on behalf of the Company and demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraph 7C(4) of this Agreement and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause (ii) above, the Company will use reasonable efforts to deliver or cause to be delivered to each holder a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards. Together with all financial statements of the Guarantor and its Subsidiaries required to be delivered pursuant to this paragraph 6A, the Company will deliver or cause to be delivered a reconciliation reflecting the changes that would be required to such financial statements had they been prepared in accordance with the GAAP and policies used to prepare the audited financial statements of the Guarantor for the Guarantor’s fiscal year ended September 25, 2011. The Company also covenants that immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each holder an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto. Each holder is hereby authorized to deliver a copy of any financial statement delivered to such holder pursuant to this paragraph 6A to any regulatory body having jurisdiction over such holder. Nothing herein shall require, or be deemed to require, the Company to deliver any audited financial statements, or a certificate of accountants related to any Event of Default or Default, for the Company.

6B. Inspection of Properties. The Company will permit any Person designated by any holder in writing, at such holder’s expense if no Event of Default then exists and at the Company’s expense if an Event of Default then exists, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the limited liability company or corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such limited liability companies or corporations with the principal officers of the Company and its independent public accountants, all at such reasonable times and as often as such holder may reasonably request; provided, however, that, so long as no Event of Default shall have occurred, no holder of Notes shall exercise rights pursuant to this paragraph 6B without the written approval of the Required Holders (to be given or withheld in their sole discretion) and (ii) no more than two such inspections shall be conducted in any calendar year.

6C. Covenant to Secure Notes Equally. The Company will, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 7C(l) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 12C), make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured, so long as any such other Debt shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of paragraph 7C(1).

6D. Compliance with Laws and Regulations. The Company will, and will cause each Subsidiary to, be in material compliance with all laws, ordinances or governmental rules or regulations to which each of them is subject (including, without limitation, the laws and regulations that are referred to in paragraph 9K, and those relating to equal employment opportunity and employee health and safety) which are now in effect or may be legally imposed in the future in any jurisdiction in which the Company and any Subsidiary is doing business other than those laws and regulations which the Company or such Subsidiary is contesting in good faith by appropriate proceedings; provided, however, (i) the Company or such Subsidiary continues to operate any affected business free of any requirement to escrow or sequester any material amount of such business’ profits or revenues pending resolution of such proceedings, or (ii) any non-compliance with any law or regulation could not reasonably be expected to have a Material Adverse Effect.

6E. Patents, Trade Marks and Trade Names. The Company will and will cause each Subsidiary to continue to own, or hold and maintain in effect, all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the use of, all copyrights, franchises, licenses, marketing rights, patents, service marks, trade marks, trade names, and rights in any of the foregoing, as in the aggregate are necessary for the conduct of its business in the manner in which such business is being conducted as of the date hereof except where failure to continue to own or hold such licenses could not reasonably be expected to have a Material Adverse Effect.

6F. Information Required by Rule 144A. The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 6F, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

6G. Payment of Taxes and Other Claims. The Company will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable by the Company or its Subsidiaries on such returns and all other taxes, assessments, governmental charges, levies, trade accounts payable and claims for work, labor or materials (all the foregoing being referred to collectively as “Claims”) payable by any of them, to the extent such Claims have become due and payable and before they have become delinquent (including, without limitation, Claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary); provided, that neither the Company nor any Subsidiary need pay any Claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on its books or (ii) the nonpayment of all such Claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6H. ERISA Compliance. The Company will, and will cause each ERISA Affiliate controlled by the Company to, at all times:

(i) with respect to each Plan, make timely payments of contributions required to meet the minimum funding standard set forth in ERISA or the Code with respect thereto and, with respect to any Multiemployer Plan, make timely payment of contributions required to be paid thereto as provided by Section 515 of ERISA, and

(ii) comply with all other provisions of ERISA,

except for such failures to make contributions and failures to comply as could not reasonably be expected to have a Material Adverse Effect.

6I. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, (i) insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated and (ii) such other insurance coverages as may be required under the terms of the Collateral Documents.

6J. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this paragraph shall not (i) prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) be interpreted to require the Company to make Capital Expenditures in respect of maintenance in excess of the amounts permitted to be spent on Capital Expenditures under the Guaranty Agreement.

6K. Corporate Existence, Etc. Subject to paragraph 7C(6), the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to paragraphs 7C(4) and 7C(6), the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

6L. Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

6M. Delivery of Deeds of Trust. To the extent that the Company is unable to satisfy the condition set forth in paragraph 4M(3) hereto on or prior to the Restructuring Closing Date, the Company will deliver to the Purchasers the Deeds of Trust, as referenced in such paragraph, as soon as commercially reasonable but no later than 30 calendar days after the Restructuring Closing Date or by such later date to which the Required Holders may agree.

PARAGRAPH 7. NEGATIVE COVENANTS.

So long as any Note shall remain unpaid, the Company covenants as follows:

7A. Change of Business. The Company will not change, and will not permit any Material Subsidiary to change, in any material respect the purpose of its business or operations from that of owning and operating the St. Louis Post-Dispatch and other businesses directly or indirectly related thereto.

7B. Limitation on Distributions. Neither the Company nor any Subsidiary will declare or make, or incur any liability to declare or make, any distributions or payments in respect of its Equity Interests, except distributions or payments to the Guarantor, the Company or any Subsidiary of the Company.

7C. Lien, Debt and Other Restrictions. The Company will not, and will not permit any Subsidiary to:

7C(1). Liens. Directly or indirectly, create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any of its property or assets, whether now owned or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey the right to receive income or profits (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 6C), except:

(i) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or are being actively contested in good faith by appropriate proceedings;

(ii) with respect to real property, (a) easements, quasi-easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements, conditions, restrictions or other matters which would be shown by a current title report or other similar report or listing, (b) any conditions that would be shown by a current survey or physical inspection and (c) zoning, building and other similar restrictions;

(iii) Liens for taxes or assessments or other governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in accordance with GAAP;

(iv) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or another Subsidiary;

(v) to the extent the Debt secured thereby is permitted under clause (vi) of paragraph 7C(2), (a) Liens securing Capitalized Lease Obligations of the Company or its Subsidiaries, (b) Liens securing other Debt of the Company or its Subsidiaries to finance the purchase price or cost of property acquired, constructed or improved by the Company or any Subsidiary after the Restructuring Closing Date (including, without limitation, pursuant to purchase price conditional sales contracts) or (c) Liens existing on any property of any Person at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by the Company or any Subsidiary through purchase, merger, or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary, provided that any such Lien shall not encumber any other property of the Company or such Subsidiary;

(vi) any Liens renewing, extending or refunding any Lien permitted by clause (v) above, provided that the principal amount secured is not increased and the Lien is not extended to other property;

(vii) Liens consisting of financing statements filed under the Uniform Commercial Code of any jurisdiction solely for precautionary or notice purposes with respect to equipment leases;

(viii) other Liens which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially impair the use of such property and assets in the operation of the business of the Company and its Subsidiaries, or materially detract from the value of such property or assets for the purpose of the business of the Company and its Subsidiaries, taken as a whole;

(ix) Liens in favor of the Collateral Agent to secure the Secured Obligations; and

(x) Liens (other than Liens on the Excluded TNI Assets) securing Debt permitted by paragraph 7C(2)(iii) hereof, provided that such Liens are subject to the terms of the Intercreditor Agreement.

7C(2). Debt. Create, incur, assume, guarantee or in any way become liable for any Debt except:

(i) Debt represented by the Transaction Documents;

(ii) Debt or indebtedness of the Company owing to the Guarantor or any of its Subsidiaries that are Credit Parties or Debt or indebtedness owing by any Credit Party to another Credit Party; provided that such Debt is unsecured;

(iii) Debt in respect of any guarantee by the Credit Parties of Debt of Lee under and in respect of the Second Lien Loan Agreement (or any Permitted Refinancing Debt in respect of the Second Lien Loan Agreement), so long as (a) the Intercreditor Agreement is in full force and effect, and (ii) the aggregate principal amount of the Debt which is guaranteed by any Credit Party in respect of the Second Lien Loan Agreement (or any Permitted Refinancing Debt in respect thereof) shall not exceed $175,000,000;

(iv) Debt or indebtedness of the Company or any of its Subsidiaries permitted under paragraph 7C(3);

(v) Debt of the Company and its Subsidiaries consisting of trade payables incurred in the ordinary course of business;

(vi) (a) Debt of the Company and its Subsidiaries constituting Capitalized Lease Obligations, (b) other Debt of the Company or its Subsidiaries to finance the purchase price or cost of property acquired, constructed or improved by the Company or any Subsidiary after the Restructuring Closing Date, or (c) Debt secured by Liens existing on any property of any Person at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by the Company or any Subsidiary through purchase, merger, or consolidation or otherwise, and assumed by the Company or such Subsidiary, in each case to the extent such Liens are permitted under clause (v) of paragraph 7C(1), provided that the aggregate principal amount of all such Debt described in subclauses (a), (b) and (c) of this clause (vi) at any time outstanding shall not exceed $5,000,000;

(vii) Debt or indebtedness secured by Liens permitted under clauses (iv) and (vi) of paragraph 7C(1) (provided, in the case of Liens permitted under clause (vi) of paragraph 7C(1) that renew, extend or refund any Lien permitted under clause (v) of paragraph 7C(1), that such Liens shall be permitted only to the extent the Debt or indebtedness secured thereby is permitted under clause (vi) of this paragraph 7C(2));

(viii) unsecured Debt in respect of the reimbursement obligations of letters of credit issued or in respect of worker’s compensation arrangements not to exceed $5,000,000 outstanding at any time; and

(ix) unsecured Debt (other than the Debt permitted by paragraph 7C(2)(iii) hereof) which is subordinated to the Secured Obligations on terms and conditions satisfactory to the Required Holders.

7C(3). Loans, Advances and Investments. Make, or permit to remain outstanding, any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any interest in, or make any capital contribution to, any Person, except that the Company or any Subsidiary may:

(i) [reserved];

(ii) make or permit to remain outstanding any loans, advances or capital contributions from any Credit Party to another Credit Party;

(iii) own, purchase or acquire stock, obligations or securities of or other equity interests in a Subsidiary or a Person which immediately after such purchase or acquisition will be a Subsidiary;

(iv) make and permit to remain outstanding investments in notes receivable or other consideration to the extent permitted by paragraph 7C(4) but only to the extent that the aggregate uncollected amount of all such notes receivable and other consideration, together with all such notes receivable and other consideration of the Guarantor and its Subsidiaries, would be permitted under clause (iv) of Section 5.4 of the Guaranty Agreement;

(v) make and permit to remain outstanding loans, advances and other investments received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary;

(vi) own, purchase or acquire commercial paper issued by any corporation or bankers’ acceptances issued by any member bank of the Federal Reserve System, in either case, maturing within one year of the date of purchase and rated, by at least two of S&P, Moody’s and Fitch Investors Service, Inc., “A-1”, “P-1” and “F-1”, respectively, and payable in the United States in United States dollars;

(vii) own, purchase or acquire certificates of deposit in any member bank of the Federal Reserve System having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s, all due within one year from the date of original issue thereof and payable in the United States in United States dollars;

(viii) own, purchase or acquire repurchase agreements of any member bank of the Federal Reserve System having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s, for terms of less than one year in respect of commercial paper and certificates of deposit referred to in the foregoing clauses (vi) and (vii) and obligations referred to in clause (ix) and (x) below;

(ix) own, purchase or acquire obligations of the United States government or any agency thereof;

(x) own, purchase or acquire obligations guaranteed by the United States government or any agency thereof;

(xi) own, purchase or acquire investments in stocks of investment companies registered under the Investment Company Act of 1940 which invest primarily in obligations of the type described in clauses (vi), (vii), (viii), (ix) or (x) above, provided that any such investment company shall have an aggregate net asset value of not less than $500,000,000;

(xii) own, purchase or acquire investments in money market funds that are classified as current assets in accordance with GAAP, and that are rated “AAAm” or the equivalent by S&P, Moody’s or Fitch Investors Service, Inc., which funds are managed by either (a) Persons having capital and surplus, or net worth, in excess of $500,000,000 or (b) any Person that is a direct or indirect subsidiary of a Person described in the foregoing clause (a);

(xiii) own, purchase or acquire (a) asset-backed securities, mortgage-backed securities and collateralized mortgage obligations issued by any entity and rated at least Aa3 by Moody’s or AA- by S&P and (b) notes and bonds issued by any domestic corporate issuer and rated at least A3 by Moody’s or A- by S&P;

(xiv) endorse negotiable instruments for collection in the ordinary course of business;

(xv) make or permit to remain outstanding travel and other like advances to officers and employees in the ordinary course of business;

(xvi) make or permit to remain outstanding investments in demand deposit accounts maintained by the Company or any Subsidiary in the ordinary course of its business;

(xvii) make or permit to remain outstanding investments consisting of Eurodollar time deposits, maturing within three months after the making thereof, with any branch of a United States commercial bank having capital and surplus of not less than $1 billion in the aggregate;

(xviii) make or permit to remain outstanding investments in municipal obligations having a rating of “Aaa” by Moody’s, or “AAA” by S&P;

(xix) own, purchase or acquire investments in commingled funds/portfolios that invest primarily in U.S. dollar denominated obligations, with a weighted average portfolio maturity of 120 days or less, and rated “AAA” or the equivalent, by at least two of S&P, Moody’s and Fitch Investors Service, Inc., which funds are managed by either (a) Persons having capital and surplus, or net worth, in excess of $500,000,000 or (b) any Person that is a direct or indirect subsidiary of a Person described in the foregoing clause (a);

(xx) make or permit to be made payments in connection with the redemption by the Company of the “phantom equity interests” held by Herald referred to in clause (iii) of the definition of “Change of Control” with common stock of Lee or cash contributed by Lee to the Company for purposes of making such payment (it being understood that any such cash contributed by Lee shall reduce the Lee Payable (as defined in the Guaranty Agreement) by an amount equal to such cash contribution); and

(xxi) make or permit to remain outstanding any other loan or advance to, or own, purchase or acquire any other stock, obligations or securities of, or any other interest in, or make any other capital contribution to any Person, provided that the aggregate amount thereof, together with the aggregate amount of all such loans, advances and investments of the Guarantor and its Subsidiaries, would be permitted under Section 5.4 of the Guaranty Agreement.

7C(4). Asset Sales. Engage in any Asset Sale (i) if the aggregate amount of Asset Sale Proceeds in respect of any one transaction or series of related transactions would be equal to or less than $1,000,000 unless at least 75% of such Asset Sale Proceeds consist of cash or (ii) if the aggregate amount of Asset Sale Proceeds in respect of any one transaction or series of related transactions would be more than $1,000,000 unless such Asset Sale Proceeds consist only of cash and the Required Holders have given their prior written consent thereto; provided, however, that notwithstanding the foregoing, no Asset Sale shall involve the sale of any Equity Interests in Star Publishing or the Equity Interests of TNI Partners held by Star Publishing.

7C(5). Sale and Lease-Back. Enter into any arrangement with any lender or investor or under which such lender or investor is a party, providing for the leasing or other similar arrangement by the Company or any Subsidiary of real or personal property used by the Company or any Subsidiary in the operations of the Company or any Subsidiary, which has been or is sold or transferred by the Company or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such rental obligations of the Company or such Subsidiary.

7C(6). Merger. Merge or consolidate with any other Person, except that any Subsidiary may merge or consolidate with the Company (provided that the Company shall be the continuing or surviving Person) or any one or more other Subsidiaries; provided that nothing in this paragraph 7C(6) shall restrict the ability of any Subsidiary which is not a Material Subsidiary to merge or consolidate with any Person (so long as in connection with any such merger with a Person which is not the Company, the Guarantor or another Subsidiary, the Company or a Subsidiary shall have received only cash consideration for such merger).

7C(7). Transactions With Affiliates. Directly or indirectly enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, exchange or use of any property or asset, or any interest therein, whether real, personal or mixed, or tangible or intangible, or the rendering of any service, with any Company Affiliate, except (i) transactions in the ordinary course of and pursuant to the reasonable requirements of the Company’s and each Subsidiary’s business, as the case may be, and upon fair and reasonable terms that are no less favorable to the Company and its Subsidiaries, as the case may be, than those which might be obtained in an arm’s length transaction with a Person not a Company Affiliate, (ii) transactions specifically permitted by Section 5.8(ii) of the Guaranty Agreement, (iii) transactions involving the allocation of costs and expenses among the Guarantor and its Subsidiaries (including the Company and its Subsidiaries) in respect of insurance, technical support, compensation and benefits, overhead allocation and other similar administrative costs and expenses, and (iv) payment by the Company of its Allocable Share of the Lee/Pulitzer Restructuring Costs. For avoidance of doubt, the reference in this paragraph 7C(7) to transactions with “any Company Affiliate” shall be understood to exclude both (i) transactions between the Company and any Subsidiary and (ii) transactions between a Subsidiary of the Company and any other Subsidiary of the Company.

7C(8). Issuance or Sale of Stock of Subsidiaries. Issue, sell or otherwise dispose of, or part with control of, any shares of stock of or other equity interests in any Subsidiary (other than a Subsidiary which is not a Material Subsidiary), except to the Company or another Subsidiary.

7C(9). Sale or Discount of Receivables. Sell with recourse, discount (other than to the extent of finance and interest charges included therein) or otherwise sell for less than face value thereof, any of its notes or accounts receivable, except notes or accounts receivable of the Company or its Subsidiaries the collection of which is doubtful in accordance with GAAP.

7D. Limitation on Certain Restrictive Agreements. The Company will not and will not permit any of its Subsidiaries to enter into or suffer to exist any contractual obligation, other than this Agreement, which in any way restricts the ability of the Company or any of its Subsidiaries to (a) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, (b) make any payments in respect of the Notes required under this Agreement, (c) make any dividends or distributions or (d) transfer any of its property or assets to the Company or a Subsidiary of the Company except for any such restrictions set forth in the Credit Agreement and the Second Lien Loan Agreement or in any documents, instruments or agreements evidencing any Permitted Refinancing Debt thereof, as applicable, in each case, as in effect on the date hereof, or, with respect to any Permitted Refinancing Debt, on the date of the incurrence or issuance thereof.

7E. Terrorism Sanctions Regulations. The Company will not and will not permit any Controlled Entity to (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any holder of a Note to be in violation of any laws or regulations that are applicable to such holder.

PARAGRAPH 8. EVENTS OF DEFAULT.

8A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) the Company defaults in the payment of any principal of or Yield-Maintenance Amount payable with respect to any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii) the Company defaults in the payment of any interest on any Note or any other amounts due under the Transaction Documents for more than 5 Business Days after the date due; or

(iii) any representation or warranty made by the Company in any of the Transaction Documents or in any writing furnished in connection with or pursuant to any of the Transaction Documents shall be false in any material respect on the date as of which made; or

(iv) the Company fails to perform or observe any covenant or agreement contained in paragraph 7; or

(v) the Company fails to perform or observe any other agreement, term or condition contained herein (other than those referred to in clauses (i), (ii) or (iv)) and such failure shall not be remedied within 30 days after any Responsible Officer of the Company obtains actual knowledge thereof; or

(vi) the Company or any Material Subsidiary makes an assignment for the benefit of creditors or is generally not able to pay its debts as such debts become due; or

(vii) any decree, judgment, or order for relief in respect of the Company or any Material Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(viii) the Company or any Material Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Material Subsidiary, or of any substantial part of the assets of the Company or any Material Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Material Subsidiary) relating to the Company or any Material Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(ix) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Material Subsidiary and the Company or such Material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(x) any order, judgment or decree is entered in any proceedings against the Company or any Material Subsidiary decreeing the dissolution of the Company or such Material Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xi) one or more final judgments in an aggregate amount in excess of $10,000,000 is rendered against the Guarantor, the Company or any of their respective Subsidiaries and, within 60 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

(xii) (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is requested or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan in a distress termination (within the meaning of ERISA section 4041(c)) shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (c) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $76,000,000, (d) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Company or any ERISA Affiliate is assessed liability for a partial or complete withdrawal from any Multiemployer Plan, or (f) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(xiii) any provision of the Guaranty Agreement shall for any reason cease to be valid and binding on the Guarantor or the Guarantor shall so assert in writing or any of the Transaction Documents shall cease for any reason to be in full force and effect, or any party thereto shall purport to disavow its obligations thereunder, claim that it does not have any further obligation thereunder or contest the validity or enforceability thereof; or

(xiv) a Guaranty Event of Default shall have occurred and be continuing (it being understood that no Guaranty Event of Default shall exist or arise as a result of non-compliance with Section 5.1(i) or Section 5.1(iii) of the Guaranty Agreement prior to the occurrence of the earlier of (a) an election of the Guarantor pursuant to the first sentence after clause (iii) of Section 5.1 and (b) the expiration of the 45 day period referred to in such sentence, so long as an election as to the maximum amount permissible under such first sentence would be sufficient to cure such non-compliance); or

(xv) any Collateral Document shall cease for any reason (other than pursuant to the terms thereof) to create a valid Lien in the collateral purported to be covered thereby or such Lien shall for any reason cease to be a perfected and first priority Lien (subject only to Liens permitted by paragraph 7C(1)), and, in the case of any failure of the validity, perfection or priority of any such Lien which results from the actions or inaction of the Collateral Agent, such failure shall continue for a period of 30 days from the earlier of (i) the date on which written notice of such failure is provided to the Company from any Purchaser or the Collateral Agent or (ii) actual knowledge of such failure by any Credit Party; or

(xvi) (a) Lee or any of its Subsidiaries shall (1) default in any payment of any Debt (other than the Note Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Debt was created or (2) default in the observance or performance of any agreement or condition relating to any Debt (other than the Note Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Debt to become due (and/or, in the case of an Interest Rate Protection Agreement or Other Hedging Agreement, to be terminated) prior to its stated maturity, or (b) any Debt (other than the Note Obligations) of Lee or any of its Subsidiaries shall be declared to be (or shall become) due and payable (and/or, in the case of an Interest Rate Protection Agreement or Other Hedging Agreement, to be terminated), or required to be prepaid (and/or terminated, as the case may be) other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this clause (xvi) unless the aggregate principal amount of all Debt as described in the preceding clauses (a) and (b) is at least $10,750,000 or unless such Debt is in respect of the Credit Agreement or the Second Lien Loan Agreement or any Permitted Refinancing Debt or any Additional Permitted Indebtedness (as defined in the Second Lien Loan Agreement); provided, however, that with respect to any breach or default under Sections 10.08 or 10.09 of the Credit Agreement (as in effect on the date hereof) or any successor provisions or analogous financial covenants in any documentation relating to any Permitted Refinancing Debt, such breach or default shall only constitute an Event of Default under this clause (xvi) if such breach or default occurs and is not cured or waived within 30 days after the occurrence of such breach or default; or

(xvii) Lee or any Material Lee Subsidiary shall commence a voluntary case concerning itself under any Bankruptcy Law; or an involuntary case is commenced against Lee or any Material Lee Subsidiary, and the petition is not controverted within 15 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined under Title 11 of the United States Code) is appointed for, or takes charge of, all or substantially all of the property of Lee or any Material Lee Subsidiary, to operate all or any substantial portion of the business of Lee or any Material Lee Subsidiary; or Lee or any Material Lee Subsidiary commences any other proceeding under any Bankruptcy Law relating to Lee or any Material Lee Subsidiary, or there is commenced against Lee or any Material Lee Subsidiary any such proceeding which remains undismissed for a period of 60 days after the filing thereof; or Lee or any Material Lee Subsidiary is adjudicated insolvent or bankrupt; or any order for relief or other order approving any such case or proceeding is entered; or Lee or any Material Lee Subsidiary makes a general assignment for the benefit of creditors; or any action is taken by Lee or any Material Lee Subsidiary for the purpose of effecting any of the foregoing; or

(xviii) any Credit Party shall fail to perform or observe any other agreement, term or condition contained in any Transaction Document to which it is a party (other than this Agreement, the Notes or the Guaranty Agreement) and such failure shall not be remedied within thirty (30) days after any Responsible Officer obtains knowledge thereof; or

(xix) any Lee Company shall be a party to any agreement that restricts the Guarantor or any of its Subsidiaries from compliance in full with all provisions of all Transaction Documents; or

(xx) with respect to any Fiscal Year ending after September 25, 2011, the Lee Companies shall fail to contribute to any qualified or non-qualified pension, retirement or similar employee compensation plans of the Guarantor and its Subsidiaries (including, without limitation, split-dollar insurance policies) an amount equal to the lesser of (a) $2,000,000 or (b) that amount necessary to meet minimum funding requirements of the Guarantor and its Subsidiaries with respect to any such plan for such Fiscal Year in accordance with applicable laws and regulations and consistent with the Guarantor’s past practices; or

(xxi) Lee or any of its Subsidiaries shall enter into an amendment or modification to (a) the Credit Agreement, any guaranty, security agreement or other document relating thereto or any indenture, purchase agreement, loan agreement, security agreement or other agreement or instrument relating to any Permitted Refinancing Debt in respect of the Credit Agreement, or (b) any Second Lien Debt Document or any indenture, purchase agreement, loan agreement, security agreement or other agreement or instrument relating to any Permitted Refinancing Debt in respect of the Second Lien Loan Agreement, in each case without the prior written consent of the Required Holders except, an amendment or modification which could not reasonably be expected to be adverse to the holders of Notes in any material respect; or

(xxii) (a) any payment or demand for payment (satisfying the requirements for the making of such demand for payment) is made under any guarantee executed by any Credit Party in respect of the Second Lien Loan Agreement or any indenture, purchase agreement, loan agreement, security agreement or other agreement or instrument relating to any Permitted Refinancing Debt in respect of the Second Lien Loan Agreement, or (b) the Liens securing Debt under or in respect of the Second Lien Debt Documents (or any Permitted Refinancing Debt in respect thereof) shall cease, for any reason, to be validly subordinated to the Liens securing the Note Obligations as provided in the Intercreditor Agreement or the Intercreditor Agreement or any provision thereof shall cease to be in full force or effect, or the Guarantor, any Subsidiary of the Company or any Person acting for or on behalf of the Guarantor or any Subsidiary of the Guarantor shall deny or disaffirm the Guarantor’s or such Subsidiary’s obligations under the Intercreditor Agreement or the Guarantor or any of its Subsidiaries shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to the Intercreditor Agreement.

then (A) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 8A, the holder of any Note (other than the Company or any of its Subsidiaries or any Company

Affiliate) may at its option during the continuance of such Event of Default, by notice in writing to the Company, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at par, together with interest accrued thereon and together with any Yield-Maintenance Amount with respect thereto and any other fees or amounts owing to such holder under the Transaction Documents, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (B) if such event is an Event of Default specified in clause (vii), (viii) or (ix) of this paragraph 8A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable, together with interest accrued thereon and the Yield-Maintenance Amount, if any, with respect to each Note and any other fees or amounts then owing under the Transaction Documents, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (C) with respect to any event constituting an Event of Default (including an event described in clause (A) above), the holder or holders of at least 66 2/3% of the aggregate principal amount of Notes then outstanding may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note and any other fees or amounts then owing under the Transaction Documents, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of the Yield-Maintenance Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

8B. Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 8A, the holder or holders of at least 66 2/3% of the aggregate principal amount of Notes then outstanding may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of the Notes which has become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal at the rate specified in the Notes, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 12C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

8C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 8A or any such declaration shall be rescinded and annulled pursuant to paragraph 8B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

8D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights (or instruct the Collateral Agent to act, as the case may be) under this Agreement, such Note and the other Transaction Documents by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in any other Transaction Document or in aid of the exercise of any power granted in this Agreement or in any other Transaction Document. No remedy conferred in this Agreement or in any other Transaction Document upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

PARAGRAPH 9. REPRESENTATIONS, COVENANTS AND WARRANTIES.

The Company represents, covenants and warrants to each Purchaser as follows:

9A. Organization and Qualification; Due Authorization. The Company is a limited liability company duly organized and existing in good standing under the laws of the State of Delaware. Each Material Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated or otherwise organized. The Company has and each Material Subsidiary has the limited liability company or corporate power, as applicable, to own its respective property and to carry on its respective business as now being conducted, and the Company is and each Material Subsidiary is duly qualified as a foreign limited liability company or foreign corporation, as applicable, to do business and in good standing in every jurisdiction in which the nature of the respective business conducted or property owned by it makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Each of the Company and the Subsidiaries has the limited liability company power and authority to execute and deliver this Agreement, the Notes and each of the other Transaction Documents to which it is a party and to perform the provisions hereof and thereof. The execution, delivery and performance by the Company of this Agreement and the Notes have been duly authorized by all necessary limited liability company action, and this Agreement constitutes, and upon execution and delivery thereof, each Note and each other Transaction Document to which any Credit Party is a party will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

9B. Material Adverse Change. Since September 25, 2011, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect (it being understood that the filing of the voluntary petitions by the Debtors under Chapter 11 of the Bankruptcy Code on the Petition Date shall not, in and of itself, be deemed to have had or, reasonably be expected to have, a Material Adverse Effect).

9C. Litigation; Observance of Agreements, Statutes and Orders.

(i) Except as set forth in Schedule 9C (it being understood that disclosure on Schedule 9C is not a representation that the matter to which the disclosure relates is expected to have a Material Adverse Effect), there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(ii) Neither the Company nor any Subsidiary is (a) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (b) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (c) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA Patriot Act or any of the other laws and regulations that are referred to in paragraph 9K), which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9D. Outstanding Debt.

(i) Except as described therein, Schedule 9D sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of September 25, 2011 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and guaranty thereof, if any), since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(ii) Except as disclosed in Schedule 9D, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by paragraph 7C(1).

9E. Title to Properties. The Company has and each of its Material Subsidiaries has good and marketable title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, subject to no Lien of any kind except Liens permitted by paragraph 7C(l). All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

9F. Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other limited liability company or corporate restriction which materially and adversely affects the business, property or assets, or financial condition of the Company and its Subsidiaries, taken as a whole. Neither the execution nor delivery of this Agreement or the Notes, nor the issuance of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes and the other Transaction Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the limited liability company agreement, charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with members or stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject, except to the extent any such conflict, breach, defaults, violation or creation of a Lien could not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Limited Liability Company Agreement (as in effect on the date hereof) and as set forth on Schedule 9F, neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its limited liability company agreement, charter or other organizational documents) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company of the type evidenced by the Notes.

9G. Margin Stock. Neither the Company nor any Subsidiary owns or has any present intention of acquiring any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (“margin stock”). Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

9H. ERISA. Except as stated in Schedule 9H (it being understood that disclosure on Schedule 9H is not a representation that the matter to which the disclosure relates is expected to have a Material Adverse Effect),

(i) the Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability (including actual or contingent withdrawal liability under section 4201 or 4204 of ERISA in respect of Multiemployer Plans) pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or Federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate material.

(ii) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), as reflected in the September 25, 2011 actuarial valuation report of the Plans per GAAP and determined as of September 25, 2011 on the basis of the actuarial assumptions specified for accounting purposes in such report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $38,000,000 in the case of any single Plan and by more than $72,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(iii) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended Fiscal Year in accordance with Financial Accounting Standards Board Accounting Standards Codification 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not material.

(iv) The execution and delivery of this Agreement and the issuance of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this clause (v) of paragraph 9H is made in reliance upon and subject to the accuracy of such Purchaser’s representation in paragraph 10B as to the sources of the funds used to acquire the Prepetition Notes held by such Purchaser on the Petition Date.

9I. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Credit Parties of this Agreement, the Notes or any other Transaction Document which has not been obtained or made on or prior to the Restructuring Closing Date.

9J. Disclosure. All factual information (taken as a whole) theretofore furnished by or on behalf of Lee and its Subsidiaries in writing to the Purchasers (including, without limitation, all information contained in the Transaction Documents, the Plan of Reorganization and the Disclosure Statement) for purposes of or in connection with this Agreement, the other Transaction Documents or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this paragraph 9J, such factual information shall not include any projections or any pro forma financial information. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, property or assets, or financial condition of the

Company and its Subsidiaries taken as a whole and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to you by or on behalf of the Company on or prior to the date hereof in connection with the transactions contemplated hereby.

9K. Foreign Assets Control Regulations, Etc.

(i) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).

(ii) Neither the Company nor any Controlled Entity has any investments in, or engages in any dealings or transactions with, any Person where such investments, dealings or transactions would cause the purchase, holding, or receipt of any payment or exercise of any rights in respect of, any Note by the holder thereof to be in violation of any of the laws or regulations identified in this paragraph 9K.

(iii) To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(iv) The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

9L. Solvency. On and as of the Restructuring Closing Date, and after giving effect to all debt being incurred or assumed and Liens created by the Credit Parties in connection with this Agreement, the Notes and the other Transaction Documents, (i) the sum of the assets, at a fair valuation, of the Company (on a stand-alone basis) and of the Guarantor and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) the Company (on a stand-alone basis) and the Guarantor and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) the Company (on a stand-alone basis) and the Guarantor and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this paragraph 9L, “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

9M. Organization and Ownership of Shares of Subsidiaries; Affiliates.

(i) Schedule 9M contains (except as noted therein) a complete and correct list of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

(ii) All of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary shown in Schedule 9M as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 9M).

(iii) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(iv) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 9M and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

9N. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Credit Party of the Tax Sharing Agreement, or this Agreement, the Notes, the Guaranty Agreement, the Subsidiary Guaranty Agreement, the Security Agreement, the

Pledge Agreement, the Deeds of Trust, the Account Control Agreement, the Trademark Security Agreements, the Copyright Security Agreements, or any other Transaction Document to which such Credit Party is a party, does not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, except, in the case of the other Transaction Documents not specifically enumerated above, to the extent such contravention, conflict, breach or violation, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect.

9O. Licenses, Permits, Etc. The Company and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9P. [Reserved].

9Q. Environmental Matters.

(i) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(ii) Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(iii) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(iv) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

PARAGRAPH 10. REPRESENTATIONS OF THE PURCHASERS.

10A. Nature of Purchase. Each Purchaser severally represents that it is acquiring the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of the property of such Purchaser or trust funds shall at all times be within such Purchaser’s or funds’ control.

10B. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) used by such Purchaser to acquire the Prepetition Notes held by it immediately prior to the Petition Date:

(i) the Source was an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995)) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) the Source was a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source was either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than

10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constituted assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that were included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceeded 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption were satisfied, as of the last day of its most recent calendar quarter ended prior to July 31, 2006, the QPAM did not own a 10% or more interest in the Company and no person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owned 20% or more interest in the Company (or less than 20% but greater than 10%, if such person exercised control over the management or policies of the Company by reason of its ownership interest) and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets were included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source constituted assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption were satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owned 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source were disclosed to the Company in writing pursuant to this clause (v); or

(vi) the Source was a governmental plan; or

(vii) the Source was one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which was identified to the Company in writing pursuant to this clause (vii); or

(viii) the Source did not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 10B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

10C. Independent Investigation. Each Purchaser made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Guarantor,

the Company and their respective Subsidiaries in connection with its acquisition of the Notes and has made and shall continue to make its own appraisal of the creditworthiness of the Company and the Guarantor. No holder of Notes shall have any duty or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto. No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.

PARAGRAPH 11. DEFINITIONS; ACCOUNTING MATTERS.

For the purpose of this Agreement, the terms defined in paragraphs 11A and 11B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 11C.

11A. Yield-Maintenance Terms.

“Business Day” shall mean any day on which banks are open for business in New York City (other than a Saturday, a Sunday or a legal holiday in the States of New York or New Jersey).

“Called Principal” shall mean, with respect to any Note, the principal of such Note that has become or is declared to be immediately due and payable pursuant to paragraph 8A.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on the Notes is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S.

Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” shall mean, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal has become or is declared to be immediately due and payable pursuant to paragraph 8A.

“Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

11B. Other Terms.

“Account Control Agreement” shall have the meaning specified in paragraph 4M(6).

“Accounts” shall have the meaning specified in paragraph 4R.

“Accumulated Cash Flow Deficit” shall mean, for any fiscal quarter ending after the Restructuring Closing Date, the greater of (i) zero and (ii) an amount equal to (a) the Accumulated Cash Flow Deficit for the prior fiscal quarter (for the avoidance of doubt, after giving effect to any reduction thereof as the result of the application thereto of Excess Cash Flow for such prior fiscal quarter), provided that, for the first fiscal quarter ending after the Restructuring Closing Date, the amount under this clause (a) shall be equal to zero, plus (b) the Cash Flow Deficit (for this purpose, calculated without reference to the $10,000,000 floor referenced in clauses (i)(b)(B) and (ii)(b)(B) of the definition thereof) for such fiscal quarter, minus (c) the Excess Cash Flow for such fiscal quarter.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in paragraph 12C.

“Allocable Share of the Lee/Pulitzer Restructuring Costs” shall mean that amount of the aggregate amount of fees and expenses payable to counsel for, and financial advisers to, Lee and its Subsidiaries (including the Credit Parties) in connection with the issuance of the Notes as contemplated hereby and each of the other transactions contemplated under this Agreement, the Pulitzer Support Agreement, the Plan of Reorganization and the Support Agreement dated as of August 11, 2011, by and among Lee, certain subsidiaries of Lee and the lenders party thereto from time to time, as shall be allocated to the Company for payment by the Company, with the approval of the Required Holders in their reasonable business judgment.

“Anti-Money Laundering Laws” shall have the meaning specified in paragraph 9K(iii).

“Asset Sale” shall have the meaning specified in the Guaranty Agreement.

“Asset Sale Prepayment” shall have the meaning specified in paragraph 5D.

“Asset Sale Proceeds” shall have the meaning specified in the Guaranty Agreement.

“Asset Sale Proceeds Reserve Account” shall have the meaning set forth in the Prepetition Security Agreement.

“Available Excess Cash Flow” shall mean, for any fiscal quarter ending after the Restructuring Closing Date, the Excess Cash Flow for such fiscal quarter, minus the Accumulated Cash Flow Deficit as of the last day of the immediately preceding fiscal quarter.

“Bankruptcy Court” shall have the meaning specified in paragraph 1.

“Bankruptcy Law” shall have the meaning specified in clause (vii) of paragraph 8A.

“Blocked Person” shall have the meaning specified in paragraph 9K(i).

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Carryforward Amount” shall mean, in determining the Reduction Amount applicable to any Fiscal Year, an amount equal to the lesser of (i) $2,400,000 and (ii) to the extent in excess of $16,000,000, the aggregate amount of all prepayments of principal of the Notes made in the immediately preceding Fiscal Year pursuant to paragraphs 5B and 5C and all other prepayments; provided that, notwithstanding the foregoing, the Carryforward Amount shall be equal to zero for purposes of determining the Reduction Amount applicable to any date occurring during the Fiscal Year ending in September, 2012.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) dollar denominated time deposits, certificates of deposit and bankers acceptances of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than twelve months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than twelve months after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“Cash Flow Deficit” shall mean (i) for the fiscal quarter ending March 25, 2012, the amount by which (A) the aggregate amount of all Unrestricted Cash held by the Guarantor and its Subsidiaries on a consolidated basis as at the close of business on the Restructuring Closing Date (immediately prior to giving effect to the issuance of the Notes as contemplated by paragraph 2B) exceeded (B) the aggregate amount of all Unrestricted Cash and Cash Equivalents held by the Guarantor and its Subsidiaries on a consolidated basis as at the close of business on March 25, 2012, and (ii) for each fiscal quarter of the Guarantor ending thereafter, an amount equal to (A) the amount by which (1) the aggregate amount of all Unrestricted Cash held by the Guarantor and its Subsidiaries on a consolidated basis as at the close of business on the last day of the immediately preceding fiscal quarter exceeded (2) the aggregate amount of all Unrestricted Cash and Cash Equivalents held by the Guarantor and its Subsidiaries on a consolidated basis as at the close of business on the last day of the fiscal quarter then ending.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Restructuring Closing Date) (A) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Restructuring Closing Date), directly or indirectly, of 50% or more on a fully diluted basis of the Voting Equity Interests of Lee or (B) shall have obtained the power (whether or not exercised) to elect a majority of Lee’s directors, (ii) the board of directors of Lee shall cease to consist of a majority of Continuing Directors (as defined in the Credit Agreement), (iii) the failure of Lee to directly or indirectly hold 100% of the Equity Interests of the Company (it being understood that the “phantom equity interests” to be held by Herald, as contemplated by the Redemption Agreement (as in effect on the Restructuring Closing Date), shall be deemed not to be an Equity Interest for purposes of this definition) or (iv) a “change of control” or similar event shall occur as provided in the Credit Agreement, the Second Lien Loan Agreement, any Permitted Refinancing Debt (or any documentation governing the same) or any other agreement evidencing Debt of Lee or any Subsidiary of Lee with an aggregate outstanding principal amount of at least $25,000,000.

“Change of Control Notice” shall have the meaning specified in paragraph 5E.

“Change of Control Prepayment Date” shall have the meaning specified in paragraph 5E.

“Claims” shall have the meaning specified in paragraph 6G.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Agent” shall mean The Bank of New York Mellon Trust Company, N.A. in its capacity as collateral agent for the holders from time to time of the Notes, together with its successors and assigns in such capacity.

“Collateral Documents” shall mean the Security Agreement, the Pledge Agreement, the Deeds of Trust, the Trademark Security Agreements, the Copyright Security Agreements, the Account Control Agreement and each of the other security agreements, pledge agreements, trademark security agreements, copyright security agreements, deeds of trust, mortgages, leasehold mortgages, account control agreements or other agreements or instruments from time to time executed and delivered pursuant to the terms hereof or thereof which grants a Lien in favor of the Collateral Agent securing the obligations of the Credit Parties under any of the Notes and the other Transaction Documents, as each may be amended, restated, supplemented or otherwise modified from time to time, together with all financing statements or comparable documents filed with respect thereto under the Uniform Commercial Code of any jurisdiction or comparable law.

“Company” shall have the meaning specified in the introductory paragraph of this Agreement.

“Company Affiliate” shall mean any Affiliate of the Company, except a Subsidiary.

“Confirmation Order” shall have the meaning provided to such term in the Plan of Reorganization.

“Consenting Noteholders” shall mean each holder of Notes that executed the Pulitzer Support Agreement on or before the date it became effective in accordance with its terms.

“Controlled Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Company Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Copyright Security Agreements” shall have the meaning specified in paragraph 4M(5).

“Credit Agreement” shall have the meaning specified in paragraph 4J.

“Credit Party” shall mean the Guarantor, the Company and the Subsidiary Guarantors.

“Debt” shall mean and include without duplication:

(i) all obligations for borrowed money or obligations represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments and all obligations upon which interest charges are customarily paid;

(ii) Capitalized Lease Obligations;

(iii) indebtedness secured by any Lien existing on property owned by the Company or any Subsidiary subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the Company or any Subsidiary;

(iv) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock or dividends of any Person;

(v) obligations under any contract providing for the making of loans, advances or capital contributions to any Person, or for the purchase of any property from any Person, in each case in order to enable such Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay debt, dividends or expenses;

(vi) obligations under any contract for the purchase of materials, supplies or other property from any Person if such contract (or any related document) requires that payment for such materials, supplies or other property shall be made regardless of whether or not delivery of such materials, supplies or other property is ever made or tendered;

(vii) obligations under any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor;

(viii) obligations under any contract for the sale or use of materials, supplies or other property, or the rendering of services, if such contract (or any related document)

requires that payment for such materials, supplies or other property, or the use thereof, or payment for such services, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services) owed or to be owed to any Person;

(ix) obligations under any other contract which, in economic effect, is substantially equivalent to a guarantee;

(x) all Off-Balance Sheet Liabilities; and

(xi) all Swaps;

provided, however, that Debt shall not include (a) loans, advances and capital contributions by any Credit Party to any other Credit Party, (b) the guaranty of the obligations of the Company or a Subsidiary under an executory contract to purchase or sell a business, or (c) the obligation to redeem the phantom equity interests referred to in clause (iii) of the definition of “Change of Control”.

“Debtors” shall have the meaning specified in paragraph 1.

“Deeds of Trust” shall have the meaning specified in paragraph 4M(3).

“Default” shall mean any of the events specified in paragraph 8A, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Disclosure Statement” shall mean the disclosure statement relating to the Plan of Reorganization in the form approved by the Bankruptcy Court on January 23, 2012.

“Environmental Laws” shall mean any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any common stock, any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person which is a member of the same controlled group of Persons as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

“Event of Default” shall mean any of the events specified in paragraph 8A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Excess Cash Flow” shall mean an amount, if positive, equal to (i) for the fiscal quarter ending March 25, 2012, (a) the aggregate amount of all Unrestricted Cash held by the Guarantor and its Subsidiaries on a consolidated basis as at the close of business on March 25, 2012, minus (b) the greater of (A) the aggregate amount of all Unrestricted Cash held by the Guarantor and its Subsidiaries on a consolidated basis as at the close of business on the Restructuring Closing Date and (B) $10,000,000 and (ii) for each fiscal quarter of the Guarantor ending thereafter, (a) the aggregate amount of all Unrestricted Cash held by the Guarantor and its Subsidiaries on a consolidated basis as at the close of business on the last day of the fiscal quarter then ending, minus (b) the greater of (A) the aggregate amount of all Unrestricted Cash held by the Guarantor and its Subsidiaries on a consolidated basis as at the close of business on the last day of the immediately preceding fiscal quarter and (B) $10,000,000.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in the Prepetition Security Agreement.

“Excess Cash Flow Sweep Prepayment” shall have the meaning specified in paragraph 5B.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Excluded TNI Assets” shall mean all Equity Interests in TNI Partners, all real and personal property which is leased to or used in the operations or business of TNI Partners, and all proceeds of any of the foregoing.

“Fiscal Year” shall mean the fiscal year of the Company ending on the last Sunday of September of each calendar year.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person not incorporated or organized in the United States or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” shall mean

(a) the government of

(i) the United States of America and any state or other political subdivision thereof; or

(ii) any other jurisdiction in which the Guarantor or a Subsidiary of the Guarantor conducts all or any part of its business, or that properly asserts any jurisdiction over the conduct of the affairs of or the property of the Guarantor or any of its Subsidiaries; and

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantor” shall mean Pulitzer Inc., a Delaware corporation.

“Guaranty Agreement” shall have the meaning specified in paragraph 4H.

“Guaranty Event of Default” shall mean an “Event of Default” under the Guaranty Agreement (as such term is defined therein).

“Hazardous Materials” shall mean any and all pollutants, toxic or hazardous wastes or other substances that pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Herald” shall mean The Herald Company, LLC, a New York limited liability company and the successor to The Herald Company, Inc., a New York corporation.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”.

“INHAM Exemption” shall have the meaning specified in paragraph 10B(v).

“Institutional Investor” means (a) any Purchaser, (b) any holder of a Note holding (together with one or more of its affiliates) more than 3% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercompany Debt” shall mean any Debt, payables or other obligations, whether now existing or hereafter incurred, owed by Lee or any Subsidiary Guarantor (as defined in the Second Lien Loan Agreement) to the Company or any of its Subsidiaries.

“Intercreditor Agreement” shall have the meaning specified in paragraph 4L.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Lee” shall mean Lee Enterprises, Incorporated, a Delaware corporation.

“Lee Company” shall mean any Person (other than the Guarantor or any of its Subsidiaries) a majority of the outstanding equity interests of which are owned directly or indirectly by Lee.

“Lee Prepayment” shall have the meaning specified in paragraph 2B.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation, provided, that in no event shall the term “Lien” include any right, title or interest of a lessor with respect to any lease of real or personal property under which the lessee’s obligations are not Capitalized Lease Obligations.

“Limited Liability Company Agreement” shall mean the Operating Agreement of the Company, dated as of May 1, 2000, entered into by and among the Guarantor, Pulitzer Technologies, Inc. and Herald, as amended by Amendment No. 1 to Operating Agreement dated as of June 1, 2001 and Amendment Number 2 to Operating Agreement dated as of February 18, 2009 and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, financial condition, assets or properties of the Guarantor and its Subsidiaries taken as a whole, or (b) the ability of the Company, the Guarantor or the Credit Parties (taken as a whole) to perform its or their obligations under this Agreement, the Notes or any other Transaction Document, or (c) the validity or enforceability of this Agreement, the Notes or any other Transaction Document.

“Material Lee Subsidiary” shall mean Lee Procurement Solutions Co., Lee Publications, Inc. and each other Subsidiary of Lee whose revenues represent 25% of consolidated revenues of Lee or whose assets represent 25% of consolidated assets of Lee, in each case as determined on a consolidated basis in accordance with GAAP.

“Material Subsidiary” shall mean (i) postnet.com LLC, (ii) SCR Associates LLC and (iii) any other Subsidiary of the Company (whether now existing or hereafter acquired or organized) which has gross assets of more than $10,000,000 or has contributed more than 5% of the consolidated revenues of the Company and its Subsidiaries (in each case as reflected in the consolidated and consolidating financial statements of the Guarantor and its Subsidiaries as of the end of the most recently concluded Fiscal Year).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean any employee pension benefit plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” shall have the meaning specified in paragraph 10B(i).

“Note Obligations” shall mean all amounts owing to any holder of Notes pursuant to the terms of this Agreement and each other Transaction Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest, fees and/or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding, whether or not such interest, fees and/or expenses are an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Notes” shall have the meaning specified in paragraph 2A and shall include each Note delivered pursuant to any provision of this Agreement, as each such Note may be amended, restated or otherwise modified from time to time.

“OFAC” shall have the meaning specified in paragraph 9K(i).

“OFAC Listed Person” shall have the meaning specified in paragraph 9K(i).

“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company or the Guarantor, as applicable, by its President, one of its Vice Presidents or its Treasurer.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“PD LLC Notes Claims” shall have the meaning assigned to such term in the Plan of Reorganization.

“Permitted Refinancing Debt” shall mean Debt solely of the Lee Companies so long as (i) the proceeds of such Debt are used solely to refinance in full the Debt outstanding under the Credit Agreement or the Second Lien Loan Agreement at such time and to pay reasonable fees and expenses incurred in connection with obtaining such Debt, (ii) such Debt does not have any amortization, redemption, sinking fund, maturity or similar requirement prior to the maturity date of the Debt under the Credit Agreement or the Second Lien Loan Agreement (as applicable) as in effect on, and after giving effect to, the Restructuring Closing Date or as thereafter amended or modified in accordance with the terms thereof and hereof, other than for amortization payments or prepayments prior to final maturity on terms, in the aggregate, no more restrictive than those set forth in the Credit Agreement or the Second Lien Loan Agreement as in effect on, and after giving effect to, the Restructuring Closing Date or as thereafter amended or modified in accordance with the terms thereof and hereof, (iii) in the case of any refinancing of the Second Lien Loan Agreement, the aggregate principal amount of such Permitted Refinancing Debt shall not be more than $175,000,000, (iv) the terms thereof are no less favorable to, and no more burdensome on, the Credit Parties than those set forth in the Credit Agreement or the Second Lien Loan Agreement (as applicable) in any material respect, in each case than the terms of such agreements as in effect on, and after giving effect to, the Restructuring Closing Date or as thereafter amended or modified in accordance with the terms thereof and hereof, and (v) all of the other terms and conditions thereof (and the documentation with respect thereto) are in form and substance reasonably satisfactory to the Required Holders.

“Person” shall mean and include an individual, a partnership, a joint venture, a firm, a corporation, an association, a limited liability company, a trust or other enterprise or any government or political subdivision or any department, agency or instrumentality thereof.

“Petition Date” shall have the meaning specified in paragraph 1.

“Plan” shall mean any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate, other than a Multiemployer Plan.

“Plan of Reorganization” shall have the meaning specified in paragraph 1.

“Plan Support Effective Date” shall mean the “Effective Date” as such term is defined in the Pulitzer Support Agreement.

“Pledge Agreement” shall have the meaning specified in paragraph 4M(1).

“Prepetition Note Agreement” shall have the meaning specified in paragraph 1.

“Prepetition Notes” shall have the meaning specified in paragraph 1.

“Prepetition Security Agreement” shall mean that certain Security Agreement, dated February 18, 2009, made by the Guarantor, the Company and each of the other Subsidiaries of the Guarantor (except for Star Publishing) in favor of the Collateral Agent for the benefit of the holders from time to time of the Notes.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

“PTE” shall have the meaning specified in paragraph 10B(i).

“Pulitzer Entities” shall mean all Credit Parties with the exception of Star Publishing.

“Pulitzer Support Agreement” shall mean that certain Support Agreement dated as of December 2, 2011, by and among the Credit Parties and the Consenting Noteholders.

“QPAM Exemption” shall have the meaning specified in paragraph 10B(iv).

“Redemption Agreement” means the Redemption Agreement, dated as of February 18, 2009, among the Company, STL Distribution Services LLC, a Delaware limited liability company, The Herald Publishing Company, LLC, a New York limited liability company, the Guarantor and Pulitzer Technologies, Inc. a Delaware corporation.

“Reduction Amount” shall mean, as of any date, the sum of each of the following (without duplication):

(i) all prepayments of principal theretofore paid pursuant to paragraph 5A in the Fiscal Year in which such date falls;

(ii) all Excess Cash Flow Sweep Prepayments theretofore paid in the Fiscal Year in which such date falls;

(iii) any Carryforward Amount calculated for the Fiscal Year immediately preceding the Fiscal Year in which such date falls; and

(iv) all other prepayments in respect of the Notes (and, to the extent applicable, the Prepetition Notes) theretofore paid in the Fiscal Year in which such date falls, other than (a) the Lee Prepayment and (b) the prepayment in respect of the Prepetition Notes in the amount of not less than $5,145,000 made not later than one Business Day following the Plan Support Effective Date by applying all amounts in the Accounts and the Asset Sale Proceeds Reserve Account, if any, to such prepayment (rounded down to the nearest $10,000 increment) and, to the extent of any shortfall in such amounts, by applying other funds available to the Company to such prepayment of the Prepetition Notes.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” shall mean, (i) at any time that there are more than two non-affiliated holders of Notes, the holders of at least 60% of the aggregate principal amount of the Notes from time to time outstanding, so long as at least two of such holders are not affiliates and (ii) otherwise, the holders of 51% of the aggregate principal amount of the Notes.

“Response Date” shall have the meaning specified in paragraph 5E.

“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief administrative officer or chief financial officer of any Credit Party or any other officer of such Credit Party involved principally in its financial administration or its controllership function.

“Restricted Cash Reserve Account” shall have the meaning set forth in the Prepetition Security Agreement.

“Restructuring Closing Date” shall have the meaning specified in paragraph 3.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sandler V Assets” means all of the assets of Sandler Capital Partners V, L.P., a Delaware limited partnership, held by such limited partnership on November 30, 2011, together with any subsequent additions to such assets (whether by earnings, contributions or otherwise).

“Second Lien Debt Documents” shall have the meaning set forth by the term “Credit Documents” in the Second Lien Loan Agreement (as in effect on the date hereof).

“Second Lien Loan Agreement” shall have the meaning specified in paragraph 4K.

“Secured Obligations” shall have the meaning specified in the Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall have the meaning specified in paragraph 4M(2).

“Source” shall have the meaning specified in paragraph 10B.

“Star Intercompany Notes” shall mean, collectively, (i) the intercompany note issued by the Guarantor in favor of Star Publishing, dated as of January 11, 2000, in the original principal amount of $180,000,000, (ii) the intercompany note issued by the Guarantor in favor of Star Publishing, dated as of June 12, 2000, in the original principal amount of $15,000,000, (iii) the intercompany note issued by the Guarantor in favor of Star Publishing, dated as of August 10, 2000, in the original principal amount of $175,000,000, and (iv) the intercompany note issued by the Guarantor in favor of Star Publishing, dated as of August 25, 2000, in the original principal amount of $20,000,000.

“Star Publishing” shall mean Star Publishing Company, an Arizona corporation.

“Subsidiary” shall mean, as to the Company (or any other Person), any other corporation, limited liability company, association or other business entity organized under the laws of any state of the United States of America, Canada or any province of Canada which conducts the major portion of its business in and makes the major portion of its sales to Persons located in the United States of America or Canada, and all of the stock of every class of which (except directors’ qualifying shares) or other equity interests in which shall, at the time as of which any determination is being made, be owned by the Company (or such other Person), either directly or through Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantors” shall mean all Subsidiaries of the Guarantor (other than TNI Partners) that are parties to the Subsidiary Guaranty Agreement.

“Subsidiary Guaranty Agreement” shall have the meaning specified in paragraph 4I.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap” shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Tax Sharing Agreement” shall have the meaning specified in paragraph 4T.

“TNI Agreement” shall mean that certain Amended and Restated Partnership Agreement, dated as of November 30, 2009, by and among Star Publishing and Citizen Publishing Company.

“TNI Partners” shall mean TNI Partners, a general partnership formed under the laws of the State of Arizona pursuant to the terms of the TNI Agreement.

“Trademark Security Agreements” shall have the meaning specified in paragraph 4M(4).

“Transaction Documents” shall mean this Agreement, the Notes, the Guaranty Agreement, the Subsidiary Guaranty Agreement, the Collateral Documents and any and all other agreements and certificates from time to time executed and delivered by or on behalf of any Credit Party related thereto.

“Transferee” shall mean any institutional investor that is a direct or indirect transferee of all or any part of any Note issued under this Agreement.

“Unrestricted Cash” means the aggregate amount of all cash and Cash Equivalents held by the Guarantor and its Subsidiaries that are not (i) subject to an escrow arrangement in favor of one or more Persons (other than a Credit Party) whose consent is necessary for the release of such cash and/or Cash Equivalents from such escrow, or (ii) required to be maintained by the Guarantor or its Subsidiaries by reason of applicable corporate law requirements as to capital maintenance, solvency or related matters.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Equity Interests” shall mean, as to any Person, any class or classes of outstanding Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

11C. Accounting and Legal Principles, Terms and Determinations. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP; provided that, except as otherwise specifically provided herein, all computations of “Excess Cash Flow” and all computations and definitions used in determining compliance with financial covenants shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Guarantor for the Guarantor’s fiscal year ended September 25, 2011. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company or the Guarantor to measure any financial liability using fair value (as permitted by Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

PARAGRAPH 12. MISCELLANEOUS

12A. Note Payments. So long as any Purchaser or its nominee shall be the holder of any Note, the Company will make payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 1:00 p.m., New York City time, on the date due) to such Purchaser’s account or accounts as specified in Schedule A attached hereto, or such other account or accounts in the United States as such Purchaser may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 12A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 12A. No holder shall be required to present or surrender any Note or make any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office.

12B. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

(i) (a) all stamp and documentary taxes and similar charges and (b) costs of obtaining a private placement number for the Notes;

(ii) document production and duplication charges and the fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (a) this Agreement and the transactions contemplated hereby and (b) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such the proposed action shall be effected or granted; and

(iii) the costs and expenses, including attorneys’ fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement, the Guaranty Agreement or the Notes or in responding to any subpoena or other legal process served upon such Person in connection with this Agreement or the transactions contemplated hereby or by reason of such Purchaser or such Transferee having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case.

The obligations of the Company under this paragraph 12B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.

12C. Consent to Amendments. This Agreement (or any amendment hereto) may be amended or any provision hereof (or of any amendment) may be waived, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, waiver, action or omission to act, of the Required Holder(s) except that, without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Agreement shall change the maturity of any Note, or change the principal of, or the rate, method of computation or time of payment of interest on or any Yield-Maintenance Amount payable with respect to any Note, or affect the time, amount or allocation of any prepayments, or change the proportion of the principal amount of the Notes required with respect to any consent, amendment, waiver or declaration. For the avoidance of doubt, neither a waiver of the Company’s failure to make a principal payment required by paragraph 5A (or any other provision of paragraph 5), nor any amendment of such paragraph (or any other provision of paragraph 5) (to the extent such amendment would affect the timing, amount or allocation of any prepayments), shall be effective without the consent of the holders of all Notes then outstanding and any such failure, if not waived, would constitute an Event of Default having the effect, inter alia, of prohibiting the making of the senior unsecured loans and advances referred to in Section 5.4(xxiv) of the Guaranty Agreement. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 12C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof (or any amendment hereto) unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment. To the extent that any fees paid to any Consenting Noteholder pursuant to paragraph 4Q are determined by a court of competent jurisdiction, pursuant to a final judgment not subject to appeal, to be subject to the preceding sentence and, in connection therewith, any Consenting Noteholder is required to disgorge all or any part of such fees, the Company shall pay to such Consenting Noteholder such additional amount so that, after taking into account such additional amount and such disgorgement, such Consenting Noteholder shall have received and retained the full amount of the fees payable pursuant to such paragraph. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

12D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 or (ii) enable the registration of transfer by a holder of its entire holding of Notes. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

12E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion, provided that any such participation shall be in an amount of at least $100,000, provided that no such granting of a participation shall increase or otherwise affect the obligations of the Company hereunder.

12F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by a Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement, the Notes and the Transaction Documents embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

12G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

12H. Notices. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to a Purchaser, addressed to it at the address specified for such communications in Schedule A attached hereto, or at such other address as such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company, and (iii) if to the Company, addressed to it at 900 North Tucker Boulevard, St. Louis, Missouri 63101, Attention: Senior Vice President-Finance, or at such other address as the Company shall have specified to the holder of each Note in writing.

12I. Payments due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such Business Day.

12J. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such holder of Notes or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

12K. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

12L. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12M. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

12N. Counterparts. This Agreement may be executed in any number of counterparts (or counterpart signature pages), each of which shall be an original but all of which together shall constitute one instrument.

12O. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of an Event of Default or Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holders to prohibit (through equitable action or otherwise) the taking of any action by the Company or a Subsidiary which would result in an Event of Default or Default.

12P. Severalty of Obligations. The obligations of the Purchasers under this Agreement are several obligations. No failure by any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and no Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Purchaser hereunder.

12Q. Consent to Jurisdiction; Waiver of Immunities. The Company hereby irrevocably submits to the jurisdiction of any New York state or Federal court sitting in New York in any action or proceeding arising out of or relating to this Agreement, and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in New York state or Federal court. The Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Company agrees and irrevocably consents to the service of any and all process in any such action or proceeding by the mailing, by registered or certified U.S. mail, or by any other means or mail that requires a signed receipt, of copies of such process to the Company at its address set forth in paragraph 12H, and hereby appoints such Person as its agent to receive such service of process. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph 12Q shall affect the right of any holder of the Notes to serve legal process in any other manner permitted by law or affect the right of any holder of the Notes to bring any action or proceeding against the Company or its property in the courts of any other jurisdiction. To the extent that the Company has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

12R. Waiver of Jury Trial. The Company and the holders of the Notes agree to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement, the Notes, or any dealings between them relating to the subject matter of this transaction and the lender/borrower relationship that is being established. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The holders of the Notes and the Company each acknowledge that this waiver is a material inducement to enter into this business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. The holders of the Notes and the Company further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

12S. Confidential Information. For the purposes of this paragraph 12S, “Confidential Information” means information delivered, whether to any holder or to any financial advisor retained by special counsel to the holders, by or on behalf of the Company, any Subsidiary, the Guarantor or Lee in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such holder or financial advisor as being confidential information of the Company, such Subsidiary, the Guarantor or Lee, provided that such term does not include information that (a) was publicly known or otherwise known to such holder prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such holder or any person acting on such holder’s behalf, (c) otherwise becomes known to such holder other than through disclosure by any such financial advisor or by the Company, any Subsidiary, the Guarantor or Lee or (d) constitutes financial statements that are otherwise publicly available. Each holder will maintain the confidentiality of such Confidential Information delivered to it in accordance with procedures adopted by such holder in good faith to protect confidential information of third parties delivered to such holder, provided that such holder may deliver or disclose Confidential Information described in clause (x) above following the termination of the engagement of such financial advisor and may deliver or disclose Confidential Information described in clause (x) or (y) above to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 12S, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 12S), (v) any Person from which it offers to purchase any security of the Company, the Guarantor or Lee (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 12S), (vi) any federal or state regulatory authority having jurisdiction over such holder, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such holder’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such holder, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such holder is a party or (z) if an Event of Default has occurred and is continuing, to the extent such holder may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such holder’s Notes, this Agreement, the Guaranty Agreement or any other Transaction Document or any document relating hereto or thereto. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 12S as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominees), such holder will enter into an agreement with the Company embodying the provisions of this paragraph 12S.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between the Company and each Purchaser.

Very truly yours,

ST. LOUIS POST-DISPATCH LLC

By:	Pulitzer Inc., Managing Member

	By:	/s/ Carl G. Schmidt
	Name:	Carl G. Schmidt
	Title:	Treasurer

The foregoing Agreement is

hereby accepted as of the

date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Paul H. Procyk
Name:	Paul H. Procyk
Title:	Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Paul H. Procyk
Name:	Paul H. Procyk
Title:	Assistant Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Paul H. Procyk
	Name:	Paul H. Procyk
	Title:	Vice President

FERRY STREET I LLC

By:	Prudential Investment Management, Inc., as collateral manager

	By:	/s/ Paul H. Procyk
	Name:	Paul H. Procyk
	Title:	Vice President

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Kevin J. Collins
Name:	Kevin J. Collins
Title:	Assistant Vice President

By:	/s/ Bernard J. Dougherty
Name:	Bernard J. Dougherty
Title:	Assistant Secretary

TCM MPS SERIES FUND LP – Partners Series

By:	Troob Capital Management LLC, as general partner

	By:	/s/ Douglas Troob
	Name:	Douglas Troob
	Title:	Managing Member

TCM MPS LTD SPC – Partners Segregated Portfolio

By:	/s/ Douglas Troob
Name:	Douglas Troob
Title:	Director

ARCHVIEW INVESTMENT GROUP L.P. on behalf of, and acting solely in its capacity as investment manager to, ARCHVIEW FUND L.P. and ARCHVIEW MASTER FUND LTD.

By:	/s/ Aaron M. Rosen
Name:	Aaron M. Rosen
Title:	Principal

MARBLEGATE SPECIAL OPPORTUNITIES MASTER FUND LP

By:	Marblegate Asset Management LLC, its Investment Manager

	By:	/s/ Andrew Milgram
	Name:	Andrew Milgram
	Title:	Managing Partner

DEUTSCHE BANK SECURITIES INC.

By:	/s/ R. Mikel Curreri
Name:	R. Mikel Curreri
Title:	Managing Director

By:	/s/ Duane Masucci
Name:	Duane Masucci
Title:	Managing Director

CANTOR FITZGERALD & CO.

By:	/s/ James Bond
Name:	James Bond
Title:	Chief Operating Officer

SCHEDULE A

PURCHASER SCHEDULE

	AGGREGATE PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	NOTE REGISTRATION NUMBER(S); NOTE DENOMINATION(S)
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

On file with Administrator Agent

Schedule A-1

SCHEDULE 9C

LITIGATION

Schedule 9C

SCHEDULE 9D

OUTSTANDING DEBT

Schedule 9D

SCHEDULE 9F

AGREEMENTS RESTRICTING INCURRENCE OF DEBT

Schedule 9F

SCHEDULE 9H

ERISA

Schedule 9H

SCHEDULE 9M

SUBSIDIARIES OF THE COMPANY AND

OWNERSHIP OF SUBSIDIARY STOCK

Schedule 9M

EXHIBIT A

[FORM OF NOTE]

ST. LOUIS POST-DISPATCH LLC

ADJUSTABLE RATE SENIOR NOTE DUE DECEMBER 31, 2015

No.	[Date]
$	PPN 85229* AC0

FOR VALUE RECEIVED, the undersigned, ST. LOUIS POST-DISPATCH LLC (the “Company”), a limited liability company organized and existing under the laws of the State of Delaware, hereby promises to pay to _______________________________, or registered assigns, the principal sum of ________________________ DOLLARS on December 31, 2015, with interest (computed on the basis of a 360-day year of 30 day months) (a) on the unpaid balance hereof (i) at the rate of 10.55% per annum on and after the date hereof to, but not including, January 1, 2013, (ii) at the rate of 11.30% per annum on and after January 1, 2013 to, but not including, January 1, 2014, (iii) at the rate of 12.05% per annum on and after January 1, 2014 to, but not including, January 1, 2015 and (iv) at the rate of 12.80% per annum at all times thereafter, such interest to accrue from the date hereof and to be payable quarterly on the 20th day of March, June, September and December in each year, commencing with the March, June, September or December next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default (as defined in the Note Agreement referred to below), on such unpaid balance and on any overdue payment of any Yield-Maintenance Amount (as defined in the Note Agreement referred to below), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 2.0% above the interest rate otherwise in effect at such time pursuant to the foregoing clause (a) or (ii) 2.0% over the rate of interest publicly announced by The Bank of New York Mellon Corporation from time to time in New York City as its prime rate.

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of The Bank of New York Mellon Corporation in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to a Note Agreement, dated as of January 30, 2012 (the “Agreement”), among the Company and the holders of the Notes named in Schedule A attached thereto and is entitled to the benefits thereof and to the benefits of the Guaranty Agreement (as defined in the Agreement). Each holder of this Note will be deemed, by its acceptance hereof, to have made the representation set forth in

Exhibit A-1

paragraph 10B of the Agreement on the date of its purchase of this Note with respect to the source of the funds used by it to purchase this Note.

Payment of the principal of, and interest and any Yield-Maintenance Amount on, this Note has been guaranteed by Pulitzer Inc. pursuant to the Guaranty Agreement and by certain Subsidiaries of the Company pursuant to the Subsidiary Guaranty Agreement. This Note is secured by, and entitled to the benefits of, the Collateral Documents.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAW OF SUCH STATE.

ST. LOUIS POST-DISPATCH LLC
By:	Pulitzer Inc., Managing Member

By:
	Name:	C. D. Waterman III
	Title:	Secretary

Exhibit A-2

EXHIBIT B

[FORM OF GUARANTY AGREEMENT]

Exhibit B

EXHIBIT C

[FORM OF SUBSIDIARY GUARANTY AGREEMENT]

Exhibit C

EXHIBIT D

[FORM OF PLEDGE AGREEMENT]

Exhibit D

EXHIBIT E

[FORM OF SECURITY AGREEMENT]

Exhibit E

EXHIBIT F

[FORM OF DEEDS OF TRUST]

Exhibit F

EXHIBIT G

[FORM OF TRADEMARK SECURITY AGREEMENTS]

Exhibit G

EXHIBIT H

[FORM OF COPYRIGHT SECURITY AGREEMENTS]

Exhibit H

EXHIBIT I

[FORM OF COMPLIANCE CERTIFICATE]

Exhibit I

SCHEDULE 9C

LITIGATION

No Material Litigation

Schedule 9C

SCHEDULE 9D

OUTSTANDING DEBT

St. Louis Post-Dispatch LLC has a capitalized lease as of 9/25/2011 in the amount of $569,839.

Schedule 9D

SCHEDULE 9F

AGREEMENTS RESTRICTING INCURRENCE OF DEBT

None

Schedule 9F

SCHEDULE 9H

ERISA

The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), as reflected in the September 25, 2011 actuarial valuation report of the Plans per Generally Accepted Accounting Principles and determined as of September 25, 2011 on the basis of the actuarial assumptions specified for accounting purposes in such report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $38 million in the case of any single Plan and by more than $72 million in the aggregate for all Plans.

Schedule 9H

SCHEDULE 9M

SUBSIDIARIES OF THE COMPANY AND

OWNERSHIP OF SUBSIDIARY STOCK

Organization Name	Percentage Ownership & Ownership Position	Type of Equity Interest	State of Incorporation/ Organization
Pulitzer Technologies, Inc.	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Delaware

St. Louis Post-Dispatch LLC	98.95% subsidiary of Pulitzer Inc.; 1.05% subsidiary of Pulitzer Technologies, Inc.	Percentage Membership Interest	Delaware

Fairgrove LLC	100% wholly-owned subsidiary of St. Louis Post-Dispatch LLC	Percentage Membership Interest	Delaware

STL Distribution Services LLC	98.95% subsidiary of Pulitzer Inc.; 1.05% subsidiary of Pulitzer Technologies, Inc.	Percentage Membership Interest	Delaware

Star Publishing Company	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Arizona

Suburban Journals of Greater St. Louis LLC	100% wholly-owned subsidiary of Pulitzer Inc.	Percentage Membership Interest	Delaware

Pulitzer Network Systems LLC	100% wholly-owned subsidiary of Pulitzer Inc.	Percentage Membership Interest	Delaware

Pulitzer Newspapers, Inc.	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Delaware

Flagstaff Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington

Hanford Sentinel Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington

HomeChoice, LLC	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Percentage Membership Interest	Utah

Kauai Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

Schedule 9M

Organization Name	Percentage Ownership & Ownership Position	Type of Equity Interest	State of Incorporation/ Organization
Napa Valley Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington

NVPC LLC	100% wholly-owned subsidiary of Napa Valley Publishing Co.	Percentage Membership Interest	Delaware

NIPC, Inc. f/k/a Northern Illinois Publishing Co., Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

Northern Lakes Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

NLPC LLC	100% wholly-owned subsidiary of Northern Lakes Publishing Co.	Percentage Membership Interest	Delaware

Pantagraph Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

HSTAR LLC	100% wholly-owned subsidiary of Pantagraph Publishing Co.	Percentage Membership Interest	Delaware

Pulitzer Missouri Newspapers, Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

Pulitzer Utah Newspapers, Inc. (Inactive)	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

Santa Maria Times, Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Nevada

SHTP LLC	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Percentage Membership Interest	Delaware

Southwestern Oregon Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Oregon

SOPC LLC	100% wholly-owned subsidiary of Southwestern Oregon Publishing Co.	Percentage Membership Interest	Delaware

Ynez Corporation	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	California

Schedule 9M

The Second Lien Loan Agreement dated as of January 30, 2012, among Lee Enterprises, Incorporated, various Lenders from time to time party thereto, and Wilmington Trust, N.A., as Administrative Agent and Collateral Agent (“Second Lien Loan Agreement”) may restrict the ability of the Company’s Subsidiaries to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Schedule 9M